UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TRANSCAT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

TRANSCAT, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

When: Wednesday, September 6, 2023 12:00 p.m. Eastern Time	Where: Via webcast at www.virtualshareholdermeeting.com/TRNS2023	Record Date: July 12, 2023

Items of Business	Board Recommendation
► Proposal 1: Election of three director nominees	For each nominee
► Proposal 2: To approve, on an advisory basis, the compensation of our named executive officers	For
► Proposal 3: To ratify the selection of Freed Maxick CPAs, P.C. as our independent registered public accounting firm for the fiscal year ending March 23, 2024	For
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Voting: Holders of Transcat, Inc. common stock at the close of business on the Record Date are entitled to vote. Whether or not you expect to participate in the Annual Meeting, please grant a proxy to vote by one of the following procedures as promptly as possible in order to ensure your representation at the Annual Meeting. If you own your shares through a broker, we encourage you to follow the instructions provided by your broker about how to vote. Unless you provide your broker with voting instructions, your broker may not vote your shares on Proposals 1 and 2.

Prior to the Meeting:

By Internet* www.proxyvote.com	By Smartphone or Tablet Vote your shares by scanning the QR code provided on the Notice of Internet Availability or proxy card (if you request one)	By Telephone* 1-800-690-6903	By Mail Complete, date, sign and return the proxy card mailed to you (if you request one) or voting instruction card (if sent by your nominee)

During the Meeting:

By Internet* www.virtualshareholdermeeting.com/TRNS2023

* You will need to provide the control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. Voting by telephone, internet, smartphone and tablet closes on September 5, 2023 at 11:59 p.m. Eastern Time.

By Order of the Board of Directors James M. Jenkins Chief Legal Officer, Corporate Development Officer and Corporate Secretary

Rochester, New York July 20, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON SEPTEMBER 6, 2023

Our Proxy Statement and Annual Report to Shareholders are available online at www.proxyvote.com

i

ii

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS: This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, estimates, beliefs, assumptions and predictions of future events and are identified by words such as “believes,” “estimates,” “expects,” “seek,” “strategy,” “target,” “could,” “may,” “will,” “would,” and other similar words. Forward-looking statements are not statements of historical fact and thus are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical results or those expressed in such forward-looking statements. You should evaluate forward-looking statements in light of important risk factors and uncertainties that may affect our operating and financial results and our ability to achieve our financial objectives. These risk factors and uncertainties are more fully described by us under the heading “Risk Factors” in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K. You should not place undue reliance on our forward-looking statements, which speak only as of the date they are made or as indicated. Except as required by law, we undertake no obligation to update or publicly announce any revisions to any of the forward-looking statements, whether as a result of new information, future events or otherwise.

NOTE ABOUT OUR WEBSITES AND REPORTS: None of the statements on our websites or reports referenced or discussed in this proxy statement, are deemed to be part of, or incorporated by reference into, this proxy statement. The statements and reports may also change at any time, and we undertake no obligation to update them, except as required by law.

iii

TRANSCAT, INC.

35 Vantage Point Drive, Rochester, New York 14624

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 6, 2023

PROXY STATEMENT SUMMARY

To assist you in reviewing the proposals to be considered and voted upon at our annual meeting of shareholders (the “Annual Meeting”) to be held on September 6, 2023, we have summarized information contained elsewhere in this proxy statement or in our Annual Report to Shareholders for the fiscal year ended March 25, 2023, which includes our annual report on Form 10-K (the “Annual Report”). This summary does not contain all of the information you should consider about Transcat, Inc. (the “Company”) and the proposals being submitted to shareholders at the Annual Meeting. We encourage you to read the entire proxy statement and Annual Report carefully before voting.

The Annual Meeting

When: Wednesday, September 6, 2023 12:00 p.m. Eastern Time	Where: Via webcast at www.virtualshareholdermeeting.com/TRNS2023	Record Date: July 12, 2023

Meeting Agenda and Voting Matters

Proposal	Board Vote Recommendation	Page Reference (for more information)
1. Election of three director nominees	FOR each nominee	10

2. To approve, on an advisory basis, the compensation of our named executive officers	FOR	15

3. To ratify the selection of Freed Maxick CPAs, P.C. as our independent registered public accounting firm for the fiscal year ending March 23, 2024	FOR	16

Directors and Director Nominees

Name	Age	Recent Professional Experience	Committees
Craig D. Cairns*	58	President of Howe & Rusling, Inc.	CC**
Oksana S. Dominach*	59	Senior Vice President Finance and Treasurer of Constellation Brands, Inc.	AC**, CC
Christopher P. Gillette*♦	62	Lean Leader Sales & Marketing of GE Aviation	—
Charles P. Hadeed*	73	Former Chairman, President and Chief Executive Officer of the Company	AC, EC
Richard J. Harrison*	78	Vice Chairman of MDO II	CC, EC
Gary J. Haseley*♦	61	Chairman of Board of the Company; Retired Senior Vice President and General Manager of Kaman Automation, Control & Energy	EC**
Mbago M. Kaniki*♦	45	Chief Executive Officer of Adansonia Management LLC	NESGC**
Paul D. Moore*	72	Retired Senior Vice President of M&T Bank Corporation	AC, NESGC
Lee D. Rudow	59	President and Chief Executive Officer of the Company	EC
Cynthia Langston*	62	Senior Vice President and Chief Information Officer at Excellus BlueCross BlueShield	NESGC

* — Independent

♦— Director Nominee

** — Chair

AC — Audit Committee

CC — Compensation Committee

NESGC — Nominating, Environmental, Social and Governance Committee

EC — Executive Committee

Our Business

We are a leading provider of accredited calibration services, enterprise asset management services, and value-added distributor of professional grade handheld test, measurement and control instrumentation. We are focused on providing services and products to highly regulated industries, particularly the life science industry, which includes pharmaceutical, biotechnology, medical device and other FDA-regulated businesses. Additional industries served include FAA-regulated businesses, including aerospace and defense industrial manufacturing; energy and utilities, including oil and gas and alternative energy; and other industries that require accuracy in their processes, confirmation of the capabilities of their equipment, and for which the risk of failure is very costly. We operate our business through two reportable business segments, Service and Distribution, which offer a comprehensive range of services and products to the same customer base.

Company Governance Highlights

Operating Priorities. Our fiscal year ended March 25, 2023 (“fiscal 2023”) was highlighted by record revenue and gross margins in our Service segment, as well as on a consolidated basis. During fiscal 2023, we completed four acquisitions, Elite Calibration, LLC, a California based provider of pipette calibration services, Charlton Jeffmont Inc., Raitz Inc. and Toolroom Calibration Inc. d/b/a Alliance Calibration, an Ohio based provider of calibration services, e2b Calibration, an Ohio based provider of calibration services, and Galium Limited (d/b/a Complete Calibrations), an Irish company specializing in calibration services for the life sciences industry. These acquisitions have continued to expand our addressable markets, widened the breadth of our service offerings, and allowed us to leverage our existing infrastructure. We believe our acquisition strategy continues to be a differentiator for us.

Clawback Policy. We have adopted a Policy on Recoupment of Incentive Compensation (the “clawback policy”) which allows us to recover incentive compensation provided to our current and former employees, in certain circumstances. We believe the clawback policy will maintain and enhance a culture that is focused on integrity and accountability, and that seeks to discourage conduct detrimental to our long-term growth.

Board of Directors. All members of our Board of Directors (the “Board”), except for our President and Chief Executive Officer, Lee Rudow, are considered independent directors. Our Board is composed of talented directors with diverse skill sets. We believe ongoing evaluation and board refreshment are critical for us to execute our long-term strategy and maximize shareholder value. Accordingly, our Board is nominating Christopher P. Gillette, Lean Leader Sales & Marketing of GE Aviation, for election as a director at the Annual Meeting.

Inclusion, Diversity and Equity Efforts. We strive to maintain a diverse workforce and inclusive work environment everywhere we operate by recognizing and respecting our employees’ backgrounds and experiences. We recruit the best people for the job without regard to race, ethnicity, gender, sexual orientation or any other protected status. It is our policy to comply fully with all domestic, foreign and local non-discrimination employment laws. Our diversity and inclusion principles are also reflected in our employee training, in particular with respect to our policies against harassment and bullying and the elimination of bias in the workplace. In addition, to support our employees’ mental health and emotional well-being, all employees and their dependents worldwide have access to an Employee Assistance Program at no cost to them. This includes access to visits with mental health care providers. We are committed to advancing diversity, equity and inclusion at all levels of the business.

Environmental, Social and Governance Initiatives.  We are building a culture of integrity focused around our environmental, social and governance commitments. We believe effective and ethical purchasing is a key element in our mission to provide high-quality calibration services and test and measurement instruments. We hold our supply chain and business partners to the highest of standards in upholding social and human rights for all people. Providing a safe work environment for our employees and supporting our workforce are of the utmost importance to us. To that effect, we have detailed our modern slavery and human trafficking policy, employee code of conduct, privacy policy, safety program, and compensation and benefits program to communicate our human-centered initiatives. Our people are our most valuable assets. Through our Wellness Program and Transcat University we are leading the way in investing in our employees. We value diversity of backgrounds, cultures and views, and we believe that every person deserves equal opportunity and treatment. Through our diverse workforce, inclusive work environment, established training principles, and Diversity Scholarship program, we are committed to advancing diversity, equity and inclusion at all levels of the business. Our Global Environmental Policy reflects our commitment to the community and conducting business in an environmentally sustainable manner that protects our natural resources and the environment and is in compliance with all applicable environmental, health and safety obligations. Through community engagement, community crisis support, and paid employee volunteer hours, we strive to support the local communities in which we operate. Our goal is to foster positive engagement and be a positive contributor in our local communities.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS

Why am I receiving these proxy materials?

The board of directors (the “Board”) of the Company, an Ohio corporation, is providing these proxy materials in connection with the solicitation by the Board of proxies for use at the Annual Meeting, or at any adjournment of the meeting, for the purposes set forth in this proxy statement. The proxy materials are being made available to you on the internet, or by printed versions if requested and delivered to you by mail.

The Annual Meeting will be held virtually by means of a live webcast. You will be able to attend the Annual Meeting, vote your shares and submit questions during the meeting via the internet by visiting www.virtualshareholdermeeting.com/TRNS2023. There will not be a physical meeting location and you will not be able to attend in person. We invite you to attend the Annual Meeting and request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. See “How do I vote?” below.

What is included in these proxy materials?

These proxy materials include:

•	Our Annual Report for fiscal 2023; and

•	Notice of 2023 Annual Meeting and Proxy Statement.

If you request and receive printed versions of the proxy materials by mail, these proxy materials also include a proxy card.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

We are following the “e-proxy” rules of the Securities and Exchange Commission (the “SEC”), that allow public companies to furnish proxy materials to shareholders over the internet. These rules remove the requirement for public companies to automatically send shareholders a full, printed copy of proxy materials and allow them instead to deliver to their shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and to provide online access to the proxy materials. Accordingly, we mailed the Notice of Internet Availability to our shareholders of record on or about July 20, 2023.

The Notice of Internet Availability provides instructions on how to:

•	View our proxy materials for the Annual Meeting on the internet and vote; and

•	Request a printed copy of the proxy materials.

In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the environmental impact of printed materials.

Where can I view the proxy materials on the internet?

We are making this proxy statement and voting instructions available to shareholders on or about July 20, 2023 at www.proxyvote.com. We are also making our Annual Report available at the same time and by the same method. Our annual report on Form 10-K for fiscal 2023, as filed with the SEC, is included in the Annual Report and includes our audited consolidated financial statements, along with other information about us, which we encourage you to read.

How can I receive a printed copy of the proxy materials, including the Annual Report?

Shareholder of Record. You may request a printed copy of the proxy materials by any of the following methods:

•	Telephone: call toll-free at 1-800-579-1639;

•	Internet at www.proxyvote.com; or

•

Email at sendmaterial@proxyvote.com with “Proxy Materials Transcat, Inc.” in the subject line. In the message, include your full name and address, the number located in the shaded bar on the reverse side of the Notice of Internet Availability and state that you want to receive a paper copy of current and/or future proxy materials.

Beneficial Owner. You may request a printed copy of the proxy materials by following the instructions provided to you by your broker, bank or nominee.

Who can vote at the Annual Meeting?

Each holder of shares of our common stock at the close of business on July 12, 2023, the record date (the “Record Date”) for the Annual Meeting, is entitled to notice of and to vote at the Annual Meeting. We have one class of shares outstanding, designated common stock, $0.50 par value per share. As of the Record Date, there were 7,682,617 shares of our common stock issued and outstanding.

What is the quorum requirement?

A quorum is required for shareholders to conduct business at the Annual Meeting. According to our Code of Regulations, as amended, the holders of a majority of the issued and outstanding shares of our common stock present in person or by proxy at the meeting will constitute a quorum.

How many votes are needed to approve each proposal and what are the recommendations of the Board?

The table below shows the vote required to approve each of the proposals described in this proxy statement, assuming the presence of a quorum, in person or by proxy, at the Annual Meeting.

Proposal	Description	Vote Required	Board Recommendation	Effect of Abstentions	Effect of Broker Non-Votes
One	Election of three director nominees	Plurality of the votes duly cast at the Annual Meeting (1)	For each nominee	None	None
Two	To approve, on an advisory basis, the compensation of our named executive officers	Majority of the votes duly cast at the Annual Meeting (2)	For	None	None
Three	To ratify the selection of Freed Maxick CPAs, P.C. as our independent registered public accounting firm for the fiscal year ending March 23, 2024	Majority of the votes duly cast at the Annual Meeting (3)	For	None	Not applicable since this proposal is a routine matter on which brokers may vote

(1)	Under our “plurality” voting standard, votes to “withhold” a vote will have no effect on the outcome of the vote, because nominees who receive the highest number of “for” votes will be elected.

(2)

The result of the advisory vote to approve the compensation of our named executive officers is not binding on the Board or the Compensation Committee of the Board. However, the Board and the Compensation Committee value the opinions expressed by our shareholders in their votes on these proposals and will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

(3)

We are presenting the selection of Freed Maxick CPAs, P.C. as our independent registered public accounting firm to our shareholders for ratification. The Audit Committee will consider the outcome of this vote when selecting our independent registered public accounting firm for subsequent fiscal years.

Can I attend the Annual Meeting in person?

No. We will be hosting the Annual Meeting only by means of a live webcast. There will not be a physical meeting location and you will not be able to attend the meeting in person. We believe that hosting a virtual meeting will enable greater shareholder attendance and participation from any location. Please be assured that you will be afforded the same rights and opportunities to participate in the virtual meeting as you would at an in-person meeting. You will be able to listen to the Annual Meeting, submit questions and vote by going to www.virtualshareholdermeeting.com/TRNS2023. If you wish to listen to the Annual Meeting, but do not wish to submit questions or vote during the Annual Meeting, you may log in as a guest at www.virtualshareholdermeeting.com/TRNS2023.

The Annual Meeting webcast will start at 12:00 p.m., Eastern Time, on Wednesday, September 6, 2023. We encourage you to access the meeting website prior to the start time to allow time for check in. If you encounter technical difficulties accessing our Annual Meeting, a support line will be available on the login page of the virtual meeting website shortly before the beginning of the Annual Meeting.

As always, we encourage you to vote your shares prior to the Annual Meeting.

Do I need to register to attend the Annual Meeting?

You do not need to register to attend the Annual Meeting webcast. Follow the instructions on your Notice of Internet Availability or proxy card (if you requested and received a printed copy of the proxy materials) to access the Annual Meeting.

How do I ask questions at the Annual Meeting?

If you wish to submit a question the day of the Annual Meeting you may log into the virtual meeting platform at www.virtualshareholdermeeting.com/TRNS2023, type your question into the “Ask a Question” field and click “Submit.”

Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, are not pertinent to Annual Meeting matters and therefore will not be answered.

How do I vote?

Shareholder of Record: Shares Registered in Your Name. If on the Record Date, your shares of our common stock were registered directly in your name with our transfer agent, Computershare, then you are a shareholder of record. If you are a shareholder of record, there are five ways to vote:

•	By internet at www.proxyvote.com.

•	By using your smartphone or tablet and scanning the QR code provided on the Notice of Internet Availability or proxy card if you received one.

•	By touch tone telephone: call toll-free at 1-800-690-6903.

•	By completing and mailing your proxy card (if you requested and received a printed copy of the proxy materials).

•

At the Annual Meeting: instructions on how to vote during the Annual Meeting webcast are posted at www.virtualshareholdermeeting.com/TRNS2023. Votes submitted during the Annual Meeting must be received no later than the closing of the polls at the Annual Meeting.

Whether or not you plan to attend the meeting, we urge you to vote to ensure your vote is counted. You may still attend the meeting and vote your shares if you have already voted by proxy. Only the latest vote you submit will be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank. If, on the Record Date your shares of our common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being made available to you by that organization along with a voting instruction card. As a beneficial owner, you must vote your shares in the manner prescribed by your broker, bank or nominee (“broker”). Your broker has enclosed or otherwise provided a voting instruction card for you to use in directing the broker how to vote your shares. Check the voting instruction card used by that organization to see if it offers internet or telephone voting.

Instead of directing your broker how to vote your shares, you may elect to attend the Annual Meeting and vote your shares during the meeting. To do so, contact your broker at least five days before the Annual Meeting to obtain a control number or legal proxy to vote your shares during the meeting.  If you have any questions about your control number or how to obtain one, please contact your broker.  Instructions on how to vote during the Annual Meeting webcast are posted at www.virtualshareholdermeeting.com/TRNS2023. Votes submitted during the Annual Meeting must be received no later than the closing of the polls at the Annual Meeting.

How many votes do I have?

Each shareholder is entitled to one vote for each share of common stock held as of the Record Date. You may either vote “FOR” or “WITHHOLD” authority to vote for our nominees for the Board in Proposal One. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Two (advisory vote to approve the compensation of our named executive officers) and Proposal Three (to ratify the selection of our independent registered public accounting firm).

What happens if I do not give specific voting instructions?

Shareholder of Record. If you are a shareholder of record and you (i) indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board, or (ii) sign and return a proxy card without giving specific voting instructions, then the named proxies will vote your shares in the manner recommended by the Board (i.e., FOR each of the director nominees named in Proposal One and FOR Proposals Two and Three) and in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting or at any adjournment or postponement of the meeting.

Beneficial Owner. If you do not provide your broker with specific voting instructions, or if you do not vote the shares at the Annual Meeting, your shares will not be voted or counted with respect to Proposals One and Two, which are non-routine proposals. Your broker has discretionary authority to vote your uninstructed shares with respect to Proposal Three, which is a routine proposal.

What effect do abstentions have?

An abstention represents a shareholder’s affirmative choice to decline to vote on a proposal, other than the election of directors. Shares that abstain from voting on a proposal are counted for the purpose of determining the presence of a quorum but are not considered votes “duly cast” for a proposal. Thus, abstentions will have no effect on the outcome of the vote on the proposals requiring the approval of a plurality or a majority of votes duly cast (Proposals One, Two and Three), because abstentions are not counted as votes duly cast.

What happens if I do not cast a vote and what are broker non-votes?

If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

If you hold your shares in street name and do not provide voting instructions to your broker, your broker may still be able to vote your shares with respect to certain “discretionary” (or routine) items but will not be allowed to vote your shares with respect to certain “non-discretionary” (or non-routine) items. In the case of non-discretionary items, for which no instructions are received, the shares will be treated as “broker non-votes.” Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum. A broker will have discretionary authority to vote on Proposal Three relating to the ratification of the selection of our independent registered public accounting firm but will not have discretionary authority to vote on any other matter. As a result, if you do not vote your street name shares, your broker has the authority to vote on your behalf with respect to Proposal Three (the ratification of the selection of the independent registered public accounting firm), but not with respect to Proposal One (the election of directors) and Proposal Two (advisory vote to approve the compensation of our named executive officers). Broker non-votes will have no effect on the outcome of Proposals One and Two. We encourage you to provide instructions to your broker to vote your shares on Proposals One and Two.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting.

If you are a shareholder of record, you may change your vote or revoke your proxy in any one of the following ways:

•	You may submit a later-dated vote by internet or telephone (only your latest internet or telephone vote will be counted);

•	You may submit another timely, properly completed, later-dated proxy card;

•

You may send a timely written notice that you are revoking your proxy to our Corporate Secretary, 35 Vantage Point Drive, Rochester, New York 14624, which must be received no later than September 5, 2023; or

•

You may attend the Annual Meeting webcast and vote during the meeting. Attending the meeting without voting during the meeting will not, by itself, revoke a previously submitted proxy unless you specifically request your prior proxy be revoked.

If you hold your shares in street name, please contact your broker or other organization regarding how to revoke your instructions and change your vote. You may change your vote by submitting a later-dated vote on the internet or by telephone, if offered, or by participating in the Annual Meeting webcast and by submitting a later vote during the meeting.

Who is paying for the solicitation of the proxies?

The Board is soliciting proxies for use at the Annual Meeting and we will bear the cost of the proxy solicitation. In addition to the posting or mailing of the proxy materials, our directors, officers and employees may solicit proxies personally, by telephone, by email or by other means of communication. We will not compensate any of these persons for soliciting proxies on our behalf. We will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

How can I find out the voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

How can I obtain a copy of the annual report on Form 10-K?

You can obtain upon request, free of charge, a copy of our annual report on Form 10-K for fiscal 2023 by:

•	accessing our website, Transcat.com, and going to “SEC Filings” under “Investor Relations”;

•	writing to us at: Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary; or

•	telephoning us at (585) 352-7777.

You can also obtain a copy of our annual report on Form 10-K for fiscal 2023 and all other reports and information that we file with, or furnish to, the SEC from the SEC’s EDGAR database at www.sec.gov.

Information included on our website is not part of this proxy statement.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Our Code of Regulations, as amended, currently provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, only a portion of our Board is elected each year. The term of three of our directors will expire at this year’s Annual Meeting. Mr. Harrison, a current director whose term expires this year, is not standing for re-election at the Annual Meeting.

Based on the recommendation of the Nominating, Environmental, Social and Governance Committee (the “Nominating and ESG Committee”), we have nominated Christopher P. Gillette, Gary J. Haseley and Mbago M. Kaniki, each to serve for a three-year term expiring in 2026 or until his successor is duly elected and qualified. Unless authority to vote for one of the nominees is specifically withheld, proxies will be voted FOR the election of Messrs. Gillette, Haseley and Kaniki.

The Board recommends that you vote FOR the election of each of Messrs. Gillette, Haseley and Kaniki.

We do not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the proxy reserve the right to vote for such substitute nominee or nominees as they, in their discretion, determine, provided that proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

The SEC’s rules require us to briefly discuss the particular experience, qualifications, attributes or skills that led our Board to conclude that each director or nominee for director should serve on our Board. We have provided this discussion in a separate paragraph immediately below the biographical information of each director and nominee.

Nominees Proposed for Election as Directors

Christopher P. Gillette
Age: 62 Director Nominee: 2023

Mr. Gillette has served as Lean Leader Sales & Marketing of GE Aerospace, a world-leading provider of jet and turboprop engines, components and integrated systems for commercial, military, business and general aviation aircraft, since January 2022. He served as VP Commercial Excellence at GE Digital, a software and Industrial Internet of Things service provider, from July 2020 to January 2022. From April 2015 to July 2020, Mr. Gillette held various senior positions at Philips, a focused leader in health technology.

Experience and Qualifications

Mr. Gillette brings to the Board extensive leadership experience and considerable experience with client relations, sales and marketing. This experience, along with his strategic planning and market development experience, provide the Board with valuable knowledge as we continue to implement our growth strategy.

Gary J. Haseley
Age: 61 Director since: 2015	Board Committee: Executive (Chair)

Mr. Haseley has served as the Chairman of our Board since September 2020. He served as the Senior Vice President and General Manager of Kaman Automation, Control & Energy, a division of Kaman Corporation (NYSE: KAMN), a manufacturer in the aerospace industry and the third largest distributor in the power transmission/motion control market, until his retirement in November 2016. Prior to joining Kaman, from January 2001 to August 2012, Mr. Haseley served as President and Chief Executive Officer of Zeller Corporation, a distributor of electrical and automation components and solutions, which Kaman acquired in 2012. From 1995 until 2001, Mr. Haseley served as Zeller’s Vice President of Sales. Prior to joining Zeller, Mr. Haseley held various engineering and sales positions. From May 2018 until December 2019, Mr. Haseley served on the board of directors of Jerash Holdings (US), Inc. (Nasdaq: JRSH). Mr. Haseley has also served on the board of several other for-profit and not-for-profit entities.

Experience and Qualifications

Mr. Haseley brings extensive knowledge in the distribution and services markets to our Board. His role as Chief Executive Officer of Zeller Corporation and subsequent operational and sales roles at Kaman provide the Board with valuable insights into the leveraging of two market segments similar in synergies to our industry segments.

Mbago M. Kaniki
Age: 45 Director since: 2021	Board Committee: Nominating and ESG (Chair)

Mr. Kaniki has served as Chief Executive Officer of Adansonia Management LLC, an investment firm, since March 2013. He was Chief Executive Officer of Alva Charge LLC, an electric vehicle charging company, from May 2016 to April 2021. Mr. Kaniki worked for other investment firms from 2001 to 2013. He has served on the board of directors of for-profit and not-for-profit entities.

Experience and Qualifications

Mr. Kaniki has had valuable experience with numerous complex transactions, including debt and equity financings, and mergers and acquisitions. His extensive leadership experience and expertise in driving business growth and transformation through effective strategic planning and execution are valuable to the Board as the Company continues to implement its growth strategy.

Directors Whose Terms Do Not Expire at the 2023 Annual Meeting

Craig D. Cairns
Age: 58 Director since: 2021 Term expires: 2024	Board Committee: Compensation (Chair)

Mr. Cairns has served as the President since May 2003 and is the majority owner of Howe & Rusling, Inc., a wealth management services company. Mr. Cairns has more than 25 years of investment experience. Mr. Cairns currently serves as the Vice Chairman of the board of trustees of McQuaid Jesuit High School and is also the Chair of the Investment Committee for the Veterans’ Outreach Center.

Experience and Qualifications

Mr. Cairns brings to the Board extensive leadership experience and considerable experience with client relations, capital allocation, sales and marketing. His experience with strategic planning and execution provides us with valuable knowledge as we continue to implement our growth strategy.

Oksana S. Dominach
Age: 59 Director since: 2019 Term expires: 2024	Board Committees: Audit (Chair) Compensation

Ms. Dominach is Senior Vice President Finance and Treasurer of Constellation Brands, Inc. (NYSE: STZ), a leading international producer and marketer of beer, wine and spirits. She was elected Vice President in 2004 and promoted to the Senior Vice President role in February 2016, and elected Assistant Treasurer in 2004 and promoted to Treasurer in June 2015. Previously, she served as Finance Director from 2003 to 2004. Ms. Dominach currently serves as treasurer and director of the not-for-profit Board of Constellation – Marvin Sands Performing Arts Center; a director of the Directors Advisory Council of the Rochester Division of Manufacturers and Traders Trust Company; a director of various Constellation subsidiaries including Ruffino S.r.l., Tenute Ruffino S.r.l. and Poderi Ducali Ruffino S.r.l.; and a director of North Coast Holdings, Inc. and Lewis Tree Service, Inc.

Experience and Qualifications

Ms. Dominach brings to the Board more than 33 years of experience and expertise in financial strategy and risk management, as well as over ten years of experience participating on public and not-for-profit boards. Her capital structure management, risk management and corporate compliance expertise provide us with valuable insight and acumen as we continue to advance our growth strategy.

Lee D. Rudow
Age: 59 Director since: 2015 Term expires: 2024	Board Committee: Executive

Mr. Rudow joined us in November 2011 as our Chief Operating Officer and was appointed President in September 2012. He was appointed Chief Executive Officer in July 2013. From 2008 until 2011, Mr. Rudow served as Vice President in various capacities for SIMCO Electronics, Inc., an independent provider of global calibration, repair and software solutions. Prior to that, from 2006 to 2008, he was President and Chief Executive Officer of Davis Calibration, Inc., served as President and Chief Executive Officer of its related business and predecessor, Davis Inotek Corp. from 1996 to 2006, and served as President of Davis Instruments Corp. from 1986 to 1996.

Experience and Qualifications

Mr. Rudow brings more than 34 years of experience in both of our industry segments. He has a strong understanding of the execution needed for our current business strategy and has served in sales, sales management and operational positions at Transcat and our competitors. Mr. Rudow has worked at startups, private equity-funded and large industrial companies in our industry space. His skill set is uniquely suited for our organic and acquisitive strategic initiatives. Our customers, suppliers, employees and Board recognize his experience as providing a broad set of skills in his roles as our Chief Executive Officer and Board member.

Charles P. Hadeed
Age: 73 Director since: 2007 Term expires: 2025	Board Committees: Audit Executive

Mr. Hadeed served as our Chairman of the Board from June 2014 until September 2020, as our Executive Chairman from July 2013 until June 2014, as our Chief Executive Officer from April 2007 to July 2013, and as our President from May 2006 to September 2012. He also served as our Chief Operating Officer from October 2004 to November 2011. Mr. Hadeed joined us in April 2002 as our Vice President of Finance and Chief Financial Officer, a role he served in until May 2006. Prior to joining us, Mr. Hadeed most recently served as Vice President-Healthcare Ventures Group with Henry Schein Inc. Prior to that, he served as Group Vice President-Operations at Del Laboratories Inc. and in various executive positions during his 20-year career at Bausch & Lomb Incorporated. Mr. Hadeed was a director of IEC Electronics Corp., formerly a public company, from 2015 until it merged with Creation Technologies Inc. in 2021. He also has served on the board of directors of several not-for-profit organizations in the greater Rochester, New York area.

Experience and Qualifications

As our former Chairman, Executive Chairman, Chief Executive Officer, President, Chief Operating Officer, and Vice President of Finance and Chief Financial Officer, Mr. Hadeed provides the Board with invaluable institutional knowledge of the operations of our company, its markets and its customers. When Mr. Hadeed joined us in April 2002, our company was facing a number of critical challenges. His financial and management skills contributed to the resolution of those challenges, as well as the financial turnaround and growth the Company has experienced during his tenure with us. Mr. Hadeed continues to provide leadership for our sustained growth, profitability and financial stability.

Cynthia Langston
Age: 62 Director Since: 2022 Term expires: 2025	Board Committees: Nominating and ESG

Ms. Langston joined Excellus BlueCross BlueShield in 2014 and has served as its Senior Vice President and Chief Information Officer since July 2021, having previously served in advancing positions including most recently as Senior Vice President, Chief Analytics and Data Officer from July 2017 to July 2021 and Vice President, Enterprise Project Delivery Organization from 2014 to July 2017. Ms. Langston is also Chair of the board of directors of the YWCA of Rochester & Monroe County.

Experience and Qualifications

Ms. Langston brings to the Board extensive experience in enterprise strategy, information technology, cybersecurity and analytics across several major industries, as well as globally. Her qualifications for election to the Board include her extensive operational, technology and risk management expertise. Ms. Langston also brings deep management and leadership experience to the Board, having held several senior leadership positions during her career.

Paul D. Moore
Age: 72 Director since: 2001 Term expires: 2025	Board Committees: Audit Nominating and ESG

Mr. Moore retired as Senior Vice President of M&T Bank Corporation (NYSE: MTB), a bank holding company, in March 2014. Prior to his retirement, Mr. Moore last served as Senior Credit Officer overseeing all corporate lending activity in the Rochester, Buffalo and Binghamton, New York markets. Additionally, Mr. Moore had credit responsibility for M&T’s automotive dealership customers throughout its Middle Atlantic markets. During his 35-year career at M&T Bank, Mr. Moore served as the Commercial Banking Manager for the Rochester, New York market and held various commercial loan positions in Buffalo, New York.

Experience and Qualifications

Mr. Moore’s corporate banking career qualifies him to represent the interests of shareholders as a member of our Board. Over the course of his career, he extended loans to thousands of companies and was required to assess the management, products, markets and financial performance of these businesses. This process has provided Mr. Moore with a broad perspective of what makes a business successful, an insight that is invaluable to the Board, particularly as it relates to strategic planning and growth.

PROPOSAL TWO:
TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires us to provide our shareholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers (referred to as a “say-on-pay” vote). At our 2019 annual meeting of shareholders, we recommended and our shareholders approved, that we hold this non-binding, advisory vote on executive compensation on an annual basis. The Board subsequently adopted this preference and we are providing our shareholders with a say-on-pay vote this year. The next required vote on the frequency of the advisory vote on executive compensation will occur at our 2025 annual meeting of shareholders.

The primary goal of our compensation program is to align the interests of our named executive officers with those of our shareholders to achieve long-term growth. Our compensation philosophy is further described in the Compensation Discussion and Analysis (the “CD&A”) contained in this proxy statement. Shareholders are encouraged to read the CD&A which also discusses how our compensation programs implement our compensation philosophy and describes in detail our named executive officer compensation programs. The Compensation Committee and the Board believe the policies and procedures described in the CD&A are effective in implementing our compensation philosophy and in achieving our compensation goals and that the compensation of our named executive officers in fiscal 2023 reflects and supports these compensation policies and procedures.

We are asking our shareholders to indicate their support and approval for our named executive officer compensation as described in the CD&A. We believe that our compensation programs for our named executive officers are designed to create value for our shareholders over the long term and appropriately align pay with performance.

For the reasons summarized above and as discussed in more detail in the “Compensation Discussion and Analysis” section of this proxy statement, the Board is asking our shareholders to vote for the following advisory resolution:

RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers for fiscal 2023, as discussed and disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and any related material disclosed in this proxy statement.

The say-on-pay vote is advisory and therefore it is not binding on our Compensation Committee or the Board. Nevertheless, the Board and our Compensation Committee value the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for our named executive officers.

The Board recommends that you vote FOR the proposal to approve, on an advisory basis, the compensation of our named executive officers.

PROPOSAL THREE:
RATIFICATION OF SELECTION OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Freed Maxick CPAs, P.C. ("Freed Maxick") as our independent registered public accounting firm for the fiscal year ending March 30, 2024. This selection is being presented to our shareholders for ratification at the Annual Meeting. The Audit Committee will consider the outcome of this vote in its future discussions regarding the selection of our independent registered public accounting firm.

We have been advised by Freed Maxick that a representative will be present at the Annual Meeting and will be available to respond to appropriate questions. We intend to give such representative an opportunity to make a statement if he or she should so desire.

The Board recommends that you vote FOR the proposal to ratify the selection of Freed Maxick as our independent registered public accounting firm for the fiscal year ending March 23, 2024.

Fees for Professional Services Provided by Freed Maxick

The following table shows fees for professional services provided by Freed Maxick during fiscal 2023 and the fiscal year ended March 26, 2022 (“fiscal 2022”).

	Fiscal 2023	Fiscal 2022
Audit Fees	$325,076	$340,051
Audit-Related Fees	40,000	89,300
Tax Fees	—	—
All Other Fees	—	—
Total	$365,076	$429,351

Audit fees during fiscal 2023 and fiscal 2022 were for professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, for the audit of internal control over financial reporting and services typically provided by the accountant in connection with our regulatory filings. Audit-related fees for fiscal 2023 and fiscal 2022 included fees for work related to registration statements and due diligence performed in the fiscal year.

Policy on Pre-Approval of Retention of Independent Registered Public Accounting Firm

In accordance with applicable laws, rules and regulations, the Audit Committee charter requires that the Audit Committee have the sole authority to review in advance and pre-approve all audit and non-audit fees and services provided to us by our independent registered public accounting firm. Accordingly, all audit services for which Freed Maxick was engaged were pre-approved by the Audit Committee. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant required pre-approval of audit and permitted non-audit services. The decision of any member to whom authority is delegated is required to be presented to the full Audit Committee at its next scheduled meeting.

Independence Analysis by the Audit Committee

The Audit Committee considered whether the provision of the services described above was compatible with maintaining the independence of Freed Maxick and determined that the provision of these services was compatible with the firm’s independence.

REPORT OF THE AUDIT COMMITTEE (1)

The Audit Committee of the board of directors is currently comprised of three members of the board of directors, each of whom the board of directors has determined is independent under the independence standards of the Nasdaq Stock Market and applicable Securities and Exchange Commission rules. The Audit Committee assists the board of directors in overseeing the Company’s accounting and financial reporting processes, financial statement audits and internal controls. The specific duties and responsibilities of the Audit Committee are set forth in the Audit Committee charter, which is available on our website, Transcat.com, under the heading “Investor Relations” and the subheading “Corporate Governance.”

The Audit Committee has:

●	reviewed and discussed the Company’s audited consolidated financial statements for fiscal 2023 with management and Freed Maxick;

●

discussed with Freed Maxick the matters required to be discussed under auditing standards established from time to time by the Public Company Accounting Oversight Board and by Securities and Exchange Commission rules;

●

received and discussed the written disclosures and the letter from Freed Maxick required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and

●	discussed with Freed Maxick its independence.

Based on these reviews and discussions with management and Freed Maxick and the report of Freed Maxick, and subject to the limitations on the committee’s role and responsibilities contained in the Audit Committee charter, the Audit Committee recommended to the board of directors, and the board of directors approved, that the audited consolidated financial statements for fiscal 2023 be included in the Company’s annual report on Form 10-K for fiscal 2023 for filing with the Securities and Exchange Commission.

The Audit Committee selects the Company’s independent registered public accounting firm annually and has submitted such selection for the fiscal year ending March 23, 2024 for ratification by shareholders at the Annual Meeting.

Audit Committee:

Oksana S. Dominach, Chair
Charles P. Hadeed
Paul D. Moore

(1)	The material in this report is not deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

CORPORATE GOVERNANCE

Board Meetings

The Board held 10 meetings during fiscal 2023. Each director then in office attended at least 75% of the total number of Board meetings and meetings of Board committees on which he or she served.

Director Independence

The Board has determined that each of Mses. Dominach, Langston, and Messrs. Cairns, Hadeed, Harrison, Haseley, Kaniki and Moore are, and Ms. Panzarella and Mr. Sassano were during the period of their service in fiscal 2023, independent under the independence standards of the Nasdaq Stock Market. Each member of our Audit Committee, Compensation Committee and Nominating and ESG Committee is “independent” as defined in the currently applicable Nasdaq Stock Market listing standards, and each member of our Audit Committee and Compensation Committee also meets the heightened standards of “independence” under the Nasdaq Stock Market listing standards for Audit Committee and Compensation Committee members, as applicable.

Executive Sessions

During fiscal 2023, our independent directors met in regularly scheduled executive sessions, without management present, as required by the listing standards of the Nasdaq Stock Market. The Chairman of the Board presided over the executive sessions of the independent directors.

Board Leadership Structure

The Board separates the roles of Chief Executive Officer and Chairman of the Board, based on the Board’s belief that corporate governance of the Company is most effective when these positions are not held by the same person. The Board recognizes the differences between the two roles and believes that separating them allows each person to focus on his individual responsibilities. Under this leadership structure, our Chief Executive Officer can focus attention on day-to-day company operations and performance, and can establish and implement long-term strategic plans, while our Chairman can focus attention on Board responsibilities. Additionally, the Board recognizes its obligations to confer in executive session with its independent directors.

Presently, the Board believes it is appropriate to keep the roles of Chief Executive Officer and Chairman of the Board separate. The Board may, however, change the leadership structure if it believes that a change would better serve the Company and its shareholders.

Retirement Policy and Mandatory Resignation

The mandatory retirement age for Board members is age 75. However, the Board has reserved the right to extend the mandatory retirement age if it will better serve the interests of our shareholders and the Company. If a director will turn 75 during an elected term, the Nominating and ESG Committee will not recommend that director for re-election unless the committee believes it is in the best interest of the Company for that director to continue to serve on the Board for another term.

In May 2016, the Nominating and ESG Committee adopted a mandatory resignation policy for directors in the event civil or criminal charges are brought against the director or if a director becomes infirmed.

Board Committees

The Board has standing Audit, Compensation, Nominating and ESG, and Executive Committees. The table below shows the number of meetings held during fiscal 2023 and the names of the directors currently serving on each committee.

Committee Name	Number of Meetings Held During Fiscal 2023	Committee Members
Audit	4	Ms. Dominach (1) Mr. Moore	Mr. Hadeed
Compensation	5	Mr. Cairns (1) Mr. Harrison	Ms. Dominach
Nominating and ESG	3	Mr. Kaniki (1) Mr. Moore	Ms. Langston
Executive Committee	4	Mr. Hadeed Mr. Haseley (1)	Mr. Harrison Mr. Rudow
(1) Chair

Each committee acts pursuant to a written charter adopted by the Board. The current charter for each committee is available on our website, Transcat.com, under the heading “Investor Relations” and the subheading “Corporate Governance.”

Audit Committee

The Board has determined that each member of the Audit Committee has sufficient knowledge in financial and auditing matters to serve on the committee and is independent under applicable Nasdaq Stock Market and SEC rules. The Board has designated Ms. Dominach and Mr. Hadeed as “audit committee financial experts” in accordance with applicable SEC rules based on their professional experience as described in their biographies under “Proposal One: Election of Directors.”

The Audit Committee serves as an independent and objective party to monitor our financial reporting process and internal control system; retains, pre-approves audit and permitted non-audit services to be performed by, and directly consults with, our independent registered public accounting firm; reviews and appraises the services of our independent registered public accounting firm; provides an open avenue of communication among our independent registered public accounting firm, financial and senior management, and the Board; and assists the Board in risk oversight of the Company. Our Audit Committee charter more specifically sets forth the duties and responsibilities of the Audit Committee.

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, is also responsible for preparing the Audit Committee’s report that SEC rules require be included in this proxy statement and for performing such other tasks that are consistent with its charter. The Audit Committee’s report relating to fiscal 2023 appears under the heading “Report of the Audit Committee.”

Compensation Committee

The Compensation Committee is responsible for establishing and implementing compensation programs for our executive officers and directors that further the intent and purpose of our fundamental compensation philosophy and objectives and for performing such other tasks that are consistent with its charter.

For more information on executive compensation and director compensation and the role of the Compensation Committee, see the “Compensation Discussion and Analysis” and “Director Compensation” sections of this proxy statement.

Nominating and ESG Committee

The Nominating and ESG Committee is charged with identifying candidates, consistent with criteria approved by the Nominating and ESG Committee, qualified to become directors and recommending that the Board nominate such qualified candidates for election as directors. The Nominating and ESG Committee is also responsible for reviewing our Code of Regulations, shaping corporate governance, overseeing the evaluation of the Board, the Board committees and management, and performing such tasks that are consistent with the Nominating and ESG Committee charter. In addition, the Nominating and ESG Committee reviews, evaluates and recommends implementation of or changes to our corporate environmental, social and governance policies.

The process the Nominating and ESG Committee follows to identify and evaluate candidates includes requests to Board members, the Chief Executive Officer and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and their qualifications, and interviews of selected candidates.

The Nominating and ESG Committee also considers and establishes procedures for shareholder recommendations of nominees to the Board. Shareholder recommendations, together with relevant biographical information, should be sent to the following address: Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary. The qualifications of recommended candidates will be reviewed by the Nominating and ESG Committee.

In evaluating the suitability of candidates (other than our executive officers) to serve on the Board, including candidates recommended by shareholders, the Nominating and ESG Committee seeks candidates who are independent under the independence standards of the Nasdaq Stock Market and meet certain selection criteria established by the committee from time to time. The Nominating and ESG Committee also considers an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and other relevant criteria that may contribute to our success. The Nominating and ESG Committee evaluates candidates in light of their skill sets and other characteristics that complement those of the current Board, including the diversity, skills and experience of the Board as a whole. Although the Nominating and ESG Committee does not have a specific written diversity policy, the committee values and considers diversity when seeking and evaluating candidates for the Board. The committee believes that diversity is not limited to gender and ethnicity, but also includes perspectives gained from educational and cultural backgrounds and life experiences.

Executive Committee

The Executive Committee acts on behalf of the Board between regularly scheduled Board meetings and subject to certain limitations imposed by applicable legal or regulatory requirements. Subject to limitations, the Executive Committee is delegated and may exercise all authority of the Board between meetings, other than (i) the filling of vacancies on the Board; and (ii) those matters that are specifically delegated to other Board committees or are under active review by the Board or a Board committee, unless the Board specifically determines otherwise. The Executive Committee may also be delegated specific actions and authority from time to time by the Board.

Director Attendance at Annual Meetings

Company policy requires all directors, absent special circumstances, to attend our annual shareholder meetings. All of our directors attended the annual meeting of shareholders held on September 7, 2022.

The Board’s Role in Risk Oversight

The Board is responsible for overseeing risks that could affect the Company. This oversight is conducted primarily through the Board’s committees. The Audit Committee assists the Board in risk oversight in coordination with the other committees of the Board as appropriate reviewing with management, at least annually, the Company’s (i) major financial risk and enterprise exposures; (ii) major legal and regulatory compliance risk exposures; (iii) major environmental, social and governance risk exposures; and (iv) major cybersecurity and information technology risk exposures, and for each, the steps management has taken to monitor or mitigate such exposures. The Audit Committee also reviews with management periodically the Company’s major risk exposures in other areas, as the Audit Committee deems necessary or appropriate. The Compensation Committee focuses on the management of risks arising from our compensation policies and programs. The Nominating and ESG Committee focuses on the management of risks associated with Board organization, membership, and structure, as well as corporate governance.

While the Board committees are focused on these specific areas of risk, the full Board retains responsibility for general risk oversight. The Board satisfies this responsibility by reviewing periodic reports from each committee chair regarding the risk considerations within each committee’s area of expertise, as well as periodic reports to the Board or the appropriate committee from the members of our senior management team who are responsible for risk management.

As part of its risk oversight responsibilities, the Board and its committees review the processes that senior management use to manage risk exposure. In doing so, the Board and its committees review our overall risk function and senior management’s establishment of appropriate systems and processes for managing areas of material risk to the Company, including, but not limited to, operational, financial, legal, regulatory, strategic, and information technology risks.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer and Controller. You can find our code of business conduct and ethics on our website, Transcat.com, under the heading “Investor Relations” and the subheading “Corporate Governance.” We will provide a printed copy of our Code of Business Conduct and Ethics, without charge, to any shareholder who requests it by contacting our Corporate Secretary at 35 Vantage Point Drive, Rochester, New York 14624.

We intend to post any amendments to or waivers from our Code of Business Conduct and Ethics on our website. The information contained on our website is not a part of this proxy statement.

Shareholder Communications

Shareholders may send correspondence by mail to the full Board or to individual directors. Shareholders should address correspondence to the Board or individual directors in care of: Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary.

All shareholder correspondence will be compiled by our Corporate Secretary and forwarded as appropriate. In general, correspondence relating to corporate governance issues, long-term corporate strategy, or similar substantive matters will be forwarded to the Board, the individual director, one of the aforementioned committees of the Board, or a committee member for review. Correspondence relating to ordinary business affairs or those matters more appropriately addressed by our officers or their designees will be forwarded to such persons accordingly.

Environmental and Social Responsibility

Our business requires that we uphold high standards and trust in the integrity of our people and processes, and our policies support our commitment to conducting our business in a socially and environmentally responsible way. We strive to perform to the highest level of integrity and ethics at all times. This expectation flows down to our suppliers who are expected to comply with our Supplier Code of Conduct.

We are committed to promoting social responsibility and human rights across our operations. Accordingly, we adopted a Global Human Rights Policy and Statement on Modern Slavery and Human Trafficking, with which we expect our employees, supply chain partners and other business partners to comply.

We are committed to good corporate citizenship within the communities and countries in which we operate and will work to develop good relationships within, and positively impact, these communities. To that end, in addition to our Global Human Rights Policy, we also adopted a Global Policy on Conflict Minerals which is intended to support our commitment to global efforts to end human rights abuses associated with continuing violent conflicts that may be funded through the sale of certain minerals.

Our Global Environmental Policy reflects our commitment to community and to conducting business in an environmentally sustainable manner that protects our natural resources and the environment and is in compliance with all applicable environmental, health and safety obligations. We are committed to conducting our business in an environmentally responsible manner.

All of our policies pertaining to our Environmental, Social and Supplier responsibilities are available on our website.

Our Board is actively involved in fostering a worldwide, regional and local view as we continue to implement programs and policies that reflect the needs of the communities in which we operate.

Diversity, Equity and Inclusion

We are committed to advancing diversity, equity and inclusion at all levels of the business. On the Board level, our Nominating and ESG Committee continues to emphasize diversity in its director recruitment efforts. See “Proposal One: Election of Directors” for more information about our directors.

At Transcat we value diversity of backgrounds, cultures and views and believe that every person deserves equal opportunity and treatment. Diversity drives innovation and is at the forefront of our continued success and growth. Transcat is committed to advancing diversity, equity and inclusion at all levels of the business.

With our international presence, we strive to maintain a diverse workforce and inclusive work environment everywhere along with recognizing and respecting our employees’ backgrounds and experiences. We recruit the best people for the job without regard to race, ethnicity, gender, sexual orientation or any other protected status. It is our policy to comply fully with all domestic, foreign and local non-discrimination employment laws.

Community Engagement

With 27 laboratories in North America, we are committed to making a positive impact in those communities. In 2023, we introduced a Community Engagement program which identifies an area of societal need to receive donated funds. Our Community Engagement program provides an opportunity for employees to participate in paid volunteer work to assist in those identified areas.

Community Crisis Support

We strive to be a positive contributor to every community in which we are located. When one of our communities is in crisis, we want to help. Our Community Crisis Support fund is designated to assist communities during the aftermath of natural disasters such as hurricane relief and other events that may create a need for support.

Employees

Our employees are offered opportunities for paid volunteer work that benefits the local community. At the local level, we participate in the United Way in Rochester, New York where we have been a corporate citizen since 1964. Our intent is to gradually foster United Way participation in each community where we operate. We intend the primary focus of this initiative to be on the 20-plus communities where we have laboratories.

Our diversity and inclusion principles are also reflected in our employee training, in particular with respect to our policies against harassment and bullying and the elimination of bias in the workplace. In addition, to support our employees’ mental health and emotional well-being, all employees and their dependents worldwide have access to an Employee Assistance Program at no cost to them. This includes access to visits with mental health care providers.

Diversity Scholarship

Transcat has created employment and educational opportunities in the communities where we are located in the form of a Diversity Scholarship. Our Diversity Scholarship welcomes, celebrates and promotes diversity across the Company. Transcat’s Diversity Scholarship provides an award to be used towards the recipient's higher education tuition and an eight-week paid summer position as a Technician Trainee. This scholarship is awarded to two individuals based on their academic records, accomplishments, professional goals, and other factors that indicate promise for a successful career in the calibration industry.

Workforce Development and Wellness

We provide workforce development, education and training that has built a strong talent pipeline.

Transcat’s Calibrated Wellness Program prioritizes our employees’ well-being and is designed to enhance their health.  Our program includes wellness resources, health education, pharmaceutical cost guidance, and a no-cost Employee Assistance Program, which includes worldwide access to visits with mental health care providers. Our program also incentivizes health and well-being by providing reduced health insurance premiums for employees who complete certain actions that encourage health and wellness.

Transcat U

Our people are one of our most valuable investments. To that end, we are leading the way in the calibration industry by investing in training calibration technicians and building supportive career paths with Transcat U.

Founded in 2021, Transcat U is a technician training program for external and internal candidates that provides support for new technician trainees who often have little to no previous experience in metrology.

Humane Workplace

Our employees are all voluntary labor, and we oppose any and all forms of modern slavery and do not engage or use any labor that is sourced from human trafficking. In complying with international labor standards, we do not employ child labor. Our full statement against the use of slavery and human trafficking can be found in our Modern Slavery and Human Trafficking Policy on our website.

Workforce

We recruit and hire the most qualified people for our open positions without regard to protected status (age, color, creed, disability, domestic violence victim status, gender identity, genetic predisposition or carrier status, marital status, national origin, pregnancy, race, religion, sex, sexual orientation, status as a protected veteran or as a member of any other protected group or activity). Any form of violence, harassment, and bullying in the workplace is prohibited and we protect our employees from any retaliation for complaining about or participating in an investigation of workplace conditions.

Privacy

We believe that privacy is a fundamental human right and a responsibility that we have to our trusted stakeholders, customers and employees. Our privacy policy can be found on our website.

Wages and Benefits

Our compensation and benefits program is designed to attract and reward individuals who demonstrate the ability and desire to enhance our workplace culture, support our values, drive our operational and strategic goals, and create long-term value for our shareholders. We provide employees with competitive compensation packages that include base salary and may also include annual incentive bonuses and/or long-term incentive awards, depending upon the employee’s position. We believe that a compensation program with both short-term and long-term incentive awards provides fair and competitive compensation and aligns employee and shareholder interests. In addition to cash and equity compensation, we also offer employees myriad benefits, including health (medical, dental and vision), life, and disability insurance, paid time off, paid parental leave, tuition benefits, and a 401(k) plan.

Health and Safety

The health and safety of our employees is of utmost importance to us. We are enhancing our Safety Program with additional training and internal risk and hazard assessments. Our annual policy reviews ensure compliance with health and safety guidelines and regulatory requirements. Our employees are provided all necessary personal protective equipment as required by applicable standards and as appropriate.

We now have a dedicated resource and full-time employee that is focused on enhancing our health and safety program which includes annual internal safety assessments. Our goal is to achieve a level of work-related injuries as close to zero as possible through continuous investment in our safety program.

Board Diversity Matrix

The matrix below provides certain highlights of the composition of our Board as of July 20, 2023. Each of the categories listed in the matrix below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (as of July 20, 2023)
Total Number of Directors	9
	Female	Male
Part I: Gender Identity
Directors	2	7
Part II: Demographic Background
African American or Black	1	1
White	1	6
Did not disclose demographic background	–	–

EXECUTIVE OFFICERS AND SENIOR MANAGEMENT

We are currently served by our executive officers, Messrs. Rudow, Barbato, Doheny and Jenkins and Ms. Conroy, together with five additional members of the senior management team.

Lee D. Rudow, age 59, is our President and Chief Executive Officer. Additional information about Mr. Rudow can be found under “Proposal One: Election of Directors.”

Thomas Barbato, age 53, is our Chief Financial Officer and Treasurer having served us in this position since August 2022. Mr. Barbato previously served as our Senior Vice President since January 2022. Mr. Barbato served as the Chief Financial Officer of IEC Electronics Corp., a provider of manufacturing services for advanced technology companies and formerly a public company until it merged with Creation Technologies Inc. in October 2021, from September 2018 to December 2021. Mr. Barbato held various positions with Xerox Corporation from 1995 until 2018, most recently as Vice President of Finance, North American Operations, Pricing and Contracting Center of Excellence from January 2017 to September 2018.

Theresa A. Conroy, age 59, is our Senior Vice President of Human Resources and has served us in this position since May 2023, after joining us in January 2022 as Vice President of Human Resources. Previously, Ms. Conroy was a partner at Harter Secrest & Emery LLP from 2003 until December 2021 where her practice focused on labor, employment, human resources and higher education law.

Mark A. Doheny, age 51, is our Chief Operating Officer having served us in this position since August 2022. Mr. Doheny previously served as our Chief Financial Officer and Treasurer from November 2020 to August 2022, having joined the Company in September 2020 as Vice President of Finance. Previously, Mr. Doheny served as the Chief Financial Officer of Wheelabrator Technologies Inc. and Tunnel Hill Partners, a waste-to-energy conversion company and waste disposal company, respectively, from November 2019 to June 2020. From August 2015 to November 2019, Mr. Doheny served as the Chief Financial Officer of Vallen Distribution, a provider of indirect industrial supplies.

James M. Jenkins, age 59, joined the Company as Chief Legal Officer, Corporate Development Officer and Corporate Secretary in September 2020. Previously, Mr. Jenkins was a partner at Harter Secrest & Emery LLP, a law firm located in New York State, having joined the firm in 1989 and serving as a partner from 1997 until September 2020. Mr. Jenkins has served as a member of the board of directors of Lakeland Industries Inc. (Nasdaq: LAKE) since September 2016, Mars Acquisition Corp (Nasdaq: MARX) since August 2021, and OmniLit Acquisition Corp. (Nasdaq: OLITU) from September 2021 until April 2023.

Marcy Bosley, age 45, has served as our Vice President of Sales since July 2020, having previously served as a Senior Director of Sales for us from February 2019 until such time. Ms. Bosley has 19 years of experience in the calibration industry. Prior to joining us, Ms. Bosley served in various roles for SIMCO Electronics, a leading provider of calibration and software services for test and measurement instruments used in technology organizations, from 2009 until February 2019, most recently as Vice President, Sales from September 2018 to February 2019, and head of North American area sales from July 2016 to September 2018.

Scott D. Deverell, age 58, joined us in February 2016 and is our Corporate Controller and Principal Accounting Officer. Prior to joining us, Mr. Deverell served as Vice President of Finance and Administration for Sydor Instruments, a comprehensive diagnostics solution provider, which he joined in April 2015. From 2009 to 2014, Mr. Deverell served as Division President for Stewart Title Insurance Company, a title insurance underwriter.

Randy Ford, age 48, has served as our Vice President of Operations since April 2023, having previously served as our Senior Director of Metrology and Operations from August 2021 until such time. Prior to joining us, Mr. Ford served in various roles for SIMCO Electronics, a leading provider of calibration and software services for test and measurement instruments, from 2007 to August 2021. Most recently he served as Director of Quality, Operational Excellence and IT/IS from March 2016 until August 2021, and Southwest Area Director from February 2015 to March 2016. Mr. Ford has over 29 years of experience in the calibration industry.

D. Scott Smith, age 47, has served as our Vice President of Operations since April 2023.  Mr. Smith joined us in 2005 and most recently has served in the position of Senior Director of Acquisitions and Integrations since March 2021.  From January 2005 through September 2017, he held various finance positions including Senior Director of FP&A and from October 2017 to February 2021 was our Senior Director of Operations Performance and Integrations.

Michael W. West, age 52, has served as our Senior Vice President of Business Operations since April 2023 and most recently has served in the position of Vice President of Distribution and Marketing since November 2014. From 1995 to 2014, Mr. West was a principal owner of QuestCom Inc., a marketing and advertising company, and served most recently as a marketing consultant to various direct mail, web and catalog clients. Mr. West worked with our marketing team, as one of his clients, for 13 years.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Our Compensation Discussion and Analysis (the “CD&A”) describes the material elements of our executive compensation program and decisions in fiscal 2023 for our named executive officers (the “NEOs”), who for fiscal 2023 were:

•	Lee D. Rudow, President and Chief Executive Officer;

•	Thomas Barbato, Chief Financial Officer and Treasurer;

•	Theresa A. Conroy, Senior Vice President, Human Resources;

•	Mark A. Doheny, Chief Operating Officer; and

•	James M. Jenkins, Chief Legal Officer, Corporate Development Officer and Corporate Secretary.

Fiscal 2023 Business Results

•	Total revenue was $230.6 million in fiscal 2023, an increase of $25.6 million or 12.5% from fiscal 2022.

•	Net income was $10.7 million in fiscal 2023, a $0.7 million decrease from fiscal 2022 and net income per diluted share was $1.42, down from $1.52 in fiscal 2022.

•	Adjusted EBITDA* was $30.4 million in fiscal 2023, which represented an increase of $4.1 million or 15.6% from fiscal 2022.

•	Service segment revenue was $144.9 million and Service gross profit was $46.6 million in fiscal 2023, an increase of 18.8% and 19.8%, respectively, from the prior fiscal year.

* Refer to Appendix A of this proxy statement for our definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to the most directly comparable U.S. GAAP measure.

Determining NEO Compensation

Philosophy and Objectives

Our compensation program is designed to attract, motivate and retain a highly-qualified and effective executive management team. We believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic company goals, which align the interests of each of our executive management team with those of our shareholders.

The objectives of the compensation program for our NEOs are to motivate them to achieve our business objectives, to reward them for achievement, to foster teamwork, to support our core values and to contribute to our long-term success. Our compensation policies for our NEOs are designed to link pay to both performance, taking into account the level of difficulty associated with each executive’s responsibilities, and shareholder returns over the long term. The compensation provided to our NEOs remains competitive with the compensation paid to executives with similar responsibilities in comparable companies.

Role of the Compensation Committee

The Compensation Committee is responsible for establishing, implementing and monitoring adherence to our compensation philosophy and objectives. The Compensation Committee reviews, recommends and approves salaries and other compensation of our Chief Executive Officer and other executive officers, administers our cash and equity incentive plans (including reviewing and approving awards to executive officers), approves all benefit plans and programs including bonus and retirement plans, policies and programs, and makes recommendations to the Board with respect to the compensation of directors. The Compensation Committee’s policy is to provide a competitive total compensation package to our NEOs. Generally, the types of compensation and benefits provided to our NEOs are similar to those provided to our other executive management team members. The Compensation Committee is also responsible for reviewing the CD&A and for preparing the Compensation Committee Report included in this proxy statement.

Our Compensation Committee and our Board, as applicable, do not assign relative weights or rankings to factors, and do not consider any single factor as determinative in the compensation of our NEOs. Rather, our Compensation Committee and our Board, as applicable, rely on their own knowledge and judgment in assessing performance and making compensation decisions.

Role of Management

Upon completion of the fiscal year, our Chief Executive Officer and our Chief Financial Officer review our performance against each pre-established corporate financial objectives, comparing the fiscal year results to the pre-determined threshold, target and maximum levels for each objective, and an overall percentage for the corporate financial objectives is calculated. The results of our financial performance are then reviewed and approved by the Compensation Committee and the Board.

With respect to an individual’s performance portion of the annual performance-based cash incentive award, our Chief Executive Officer evaluates each officer’s accomplishments (other than the Chief Executive Officer’s himself) relative to their individual objectives and calculates a performance rating based on the performance-based cash incentive plan previously approved by the Compensation Committee. Individual performance goals for our NEOs are carefully designed to create alignment between our short and long-term objectives and strategies, and the individual’s performance.

Role of Compensation Consultant

Under its charter, our Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other advisor. In fiscal 2023, the Compensation Committee engaged Frederic W. Cook & Company, Inc. (“FW Cook”), as its independent compensation consultant, to provide advice regarding peer group companies and to assist with the determination of NEO compensation. The Committee assessed the independence of FW Cook pursuant to SEC rules and concluded their work did not raise any conflicts of interest.

Competitive Market Data

The Compensation Committee reviews market data on executive pay levels and program design to assist in determining appropriate compensation for the NEOs. For fiscal 2023, the Compensation Committee did not benchmark compensation to a particular percentile of market data, but rather used market data as context when establishing compensation.

In fiscal 2023, we engaged FW Cook to provide a competitive frame of reference for compensation decisions, which included the recommendation of a new peer group. Our peer group consists of selected companies drawn from a broad group of public companies from similar industries and comparable size. FW Cook noted (as our Compensation Committee has noted in prior years) that we have no pure peers. While we evaluated fiscal 2023 compensation using the peer group, we expect that we will use the peer group to inform the Compensation Committee’s determinations for fiscal 2024 compensation. Our peer group consists of the following public companies:

AeroVironment, Inc.	Argan, Inc.	CIRCOR International, Inc.
Cryoport, Inc.	Cutera, Inc.	Ducommun Incorporated
Enzo Biochem, Inc.	Harvard Bioscience, Inc.	InfuSystem Holdings, Inc.
Inogen, Inc.	Kaman Corporation	LeMaitre Vascular, Inc.
Ligand Pharmaceuticals Incorporated	Mesa Laboratories, Inc.	Powell Industries, Inc.
Standex International Corporation	Surmodics, Inc.	Twin Disc, Incorporated
Willis Lease Finance Corporation

The Compensation Committee determined in 2023 that market data warranted certain out of step increases for our Chief Executive Officer and NEOs during fiscal 2023 and fiscal 2024. After consulting with FW Cook, the Compensation Committee increased base compensation, bonus percentages, and long-term equity for each NEO that had been serving as an executive officer for the Company for longer than one year. The Compensation Committee also awarded certain out of step time-based and performance-based equity as a means to better align our NEOs’ compensation with our peer group. Future realignment of compensation with our peer group may continue (if warranted) in fiscal 2025.

Say-on-Pay

Our shareholders will have an opportunity to cast an advisory vote on the compensation of our NEOs, commonly referred to as the “say on pay” vote, at the Annual Meeting. At our 2022 annual meeting of shareholders, we held an advisory vote on the compensation of our NEOs which resulted in 99% of the votes cast approving our compensation program for our NEOs. We evaluated the results of this vote as part of our overall assessment of our compensation program for our NEOs. Based on this overall assessment and the support expressed by our shareholders, we did not make any related material changes to our compensation program for our NEOs.

At our 2019 annual meeting of shareholders, we recommended, and our shareholders approved, an annual frequency for the say-on-pay vote. After considering that recommendation, the Board determined that the say-on-pay vote will be held annually until the next required vote on the frequency of the say-on-pay vote to be held at our 2025 annual meeting of shareholders.

Risk and Compensation Policies

In considering the risks to us and our business that may be implied by our compensation plans and programs, our Compensation Committee considers the design, operation and mix of the plans and programs at all levels. Our compensation program is designed to mitigate the potential to reward excessive risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of our long-term business strategy and erode shareholder value. The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

Clawback Policy

We have adopted a Policy on Recoupment of Incentive Compensation (the “clawback policy”) which allows us to (i) recover incentive compensation provided to our current and former employees, in certain circumstances, and (ii) recover incentive compensation from our executive officers if we are required to prepare a restatement of our financial statements due to material noncompliance with any financial reporting requirement under federal securities law. We believe the clawback policy will maintain and enhance a culture that is focused on integrity and accountability, and that seeks to discourage conduct detrimental to our long-term growth.

Anti-Hedging Policy

We have an anti-hedging policy that prohibits directors, officers and employees from engaging in transactions that hedge or offset any decrease in the market value of equity securities granted as compensation.

Tax Considerations

Tax rules generally limit the deductibility of compensation paid to each of our NEOs to $1 million per year. The Compensation Committee retains the discretion to pay compensation that may not be tax deductible.

Stock Ownership Objectives

To more closely align the efforts of our NEOs with the interests of our shareholders, we set a minimum stock ownership objective for our NEOs. This objective encourages our NEOs to work towards acquiring and maintaining specific levels of equity ownership in our common stock. Under these objectives, our NEOs are expected to be in compliance with their respective ownership objectives within five years of becoming an NEO. The Compensation Committee and the Chief Executive Officer monitor the progress toward achievement of stock ownership objectives and, if warranted, can make reductions in long-term compensation awards as deemed appropriate.

Mr. Rudow’s stock ownership objective is 2.5 times his base salary rate. The stock ownership objective for each of Ms. Conroy and Messrs. Barbato, Doheny and Jenkins is 1.5 times their base salary rate. Unvested restricted stock units count towards achieving this objective. At the end of fiscal 2023, Messrs. Rudow and Jenkins had each achieved their respective stock ownership objectives. Our remaining NEOs have all become NEOs within the last five years and are not yet expected to be in compliance with their respective ownership objectives.

Elements of Executive Compensation

Overview of Compensation Components

We seek to achieve the objectives for our executive compensation program through the following compensation elements.

Compensation Element	Key Characteristics	Link to Objectives
Base salary	Fixed; reviewed annually	To provide a competitive rate of pay

Annual performance-based cash incentive compensation	Variable; based on Company performance (CEO) and individual and Company performance (NEOs other than the CEO)	To ensure that a portion of compensation is at risk and linked to Company performance (CEO) and individual and Company performance (NEOs other than the CEO)

Long-term incentive awards	Variable; granted half in time-based awards and half in Company performance-based awards	To reinforce the NEO’s long-term commitment to the Company’s success and, with respect to the performance-based awards, to align with shareholder interests

Benefits and perquisites	Fixed; substantially the same as the benefits offered to other employees of the Company, including vacation, sick time, participation in a 401(k) plan and health and welfare plans	To provide competitive levels of benefits that promote health, wellness and financial security

In addition to the elements described on the table above, stock options may also be awarded to our NEOs in unique circumstances. A significant percentage of total compensation for our NEOs is placed at risk through annual and long-term incentives. There are established guidelines and targets regarding the allocation between annual (short-term) and long-term incentive compensation which is contingent and variable, based on Company results and individual performance.

Pay Mix

Our annual executive compensation program includes fixed components (base salary, benefits and perquisites) and variable components (annual performance-based cash incentive compensation and long-term equity incentive awards), with the heaviest weight generally placed on the variable, or “at risk,” components. For fiscal 2023, a majority of our Chief Executive Officer’s target annual compensation and almost half of our other NEOs' target annual compensation was weighted toward at-risk compensation, as shown by the following graphs.

Base Salary

The Compensation Committee reviews base salaries for each of our NEOs at least annually. Base salary rate increases are made as necessary based on performance, scope of responsibilities and market information. During fiscal 2023, the Compensation Committee approved an increase in the base salary rate for Messrs. Rudow, Doheny and Jenkins to better align with peer pay levels. The base salary rate for Mr. Barbato and Ms. Conroy, each of whom joined us in January 2022, did not change during fiscal 2023.

Name	Fiscal 2023 Base Salary Rate	Fiscal 2022 Base Salary Rate
Lee D. Rudow	$530,000	$500,000
Thomas Barbato	$275,000	–
Theresa A. Conroy	$200,000	–
Mark A. Doheny	$303,250	$294,250
James M. Jenkins	$258,000	$250,000

Annual Performance-Based Cash Incentive Compensation

We maintain an annual performance-based cash incentive plan, which is designed to compensate key management members, including our NEOs. Payment of performance-based cash incentive awards under the annual performance-based cash incentive plan for our Chief Executive Officer is expressly linked to successful achievement of specific pre-determined corporate goals, which our Board approves on an annual basis. Payment of performance-based cash incentive awards for our other NEOs is typically based on successful achievement of the same specific pre-established corporate goals, as well as individual performance goals which are determined by our Chief Executive Officer. The performance-based cash incentive plan includes various incentive levels based on a participant’s position within the Company, accountability, and impact on our operations. Target award opportunities are established as a percentage of base salary. The target award opportunity under the performance-based cash incentive plan for fiscal 2023 as a percentage of base salary for each of our NEOs is set forth in the following table.

Name	Fiscal 2023 Target Percentage of Base Salary
Lee D. Rudow	60%
Thomas Barbato	40%
Theresa A. Conroy	35%
Mark A. Doheny	40%
James M. Jenkins	40%

Company performance against the objectives results in a corporate payout factor used to establish the aggregate pool available for incentive awards. Individual awards were determined by using a multiplier to adjust annual incentive payouts for achievement of individual performance objectives (for NEOs other than our Chief Executive Officer) and subjecting such adjustments to the aggregate incentive pool, subject to a cap on individual awards.

In addition to the performance goals, the annual performance-based cash incentive plan also provides guidelines for the calculation of annual incentive-based compensation, subject to Compensation Committee oversight and modification. The Compensation Committee established a threshold, target and maximum objective for each financial performance metric, with the corresponding corporate payout factor, as follows:

Achievement	Percent of Annual Operating Plan	Corporate Payout Factor
Maximum	115%	200%
Target	100%	100%
Threshold	90%	33%

Performance against each financial performance metric is measured separately. If actual results fall below the threshold objective, the corporate payout factor will be 0%. If actual results fall in between the designated levels of achievement, the corporate payout factor will be interpolated. Generally, if actual results exceed the maximum objective, the corporate payout factor will be limited to 200% of target.

NEOs with individual performance objectives must achieve at least a minimum performance level (a rating of 1 on a scale of 0 to 5) against such individual performance objectives to be eligible for any portion of the performance-based cash incentive award.

For fiscal 2023, the corporate objectives, relative weights, and levels of performance achieved were as follows:

Corporate Objective	Weight	Fiscal 2023 Level of Performance
Adjusted EBITDA (1)	40%	93%
Service segment gross profit	40%	97%
Board’s assessment of corporate performance	20%	167%

(1) Refer to Appendix A of this proxy statement for our definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to the most directly comparable U.S. GAAP measure.

Following the Compensation Committee’s review of the achievement of corporate financial objectives and individual performance objectives for fiscal 2023, the Compensation Committee awarded the following amounts of performance-based cash incentive compensation to each of our NEOs:

Name	Fiscal 2023 Performance-Based Cash Incentive Award
Lee D. Rudow	$272,357
Thomas Barbato	$114,308
Theresa A. Conroy	$87,116
Mark A. Doheny	$87,663
James M. Jenkins	$139,553

Long-Term Equity Incentive Awards

We grant long-term equity incentive awards in the form of time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) as a component of executive compensation to reinforce our NEOs' long-term commitment to our success and, with respect to the PSUs, to align with shareholder interests. Our Compensation Committee sets target equity award levels as a percentage of annualized base salary based on our NEOs’ positions within the Company. Long-term performance-based incentive compensation is targeted to a specific dollar award, which is reviewed and approved annually by the Compensation Committee. The target equity award opportunity for fiscal 2023 as a percentage of annualized base salary for each of our NEOs and the long-term equity incentive compensation award opportunities to our NEOs is set forth in the following table.

		Fiscal 2023 Long-Term Equity Award Opportunities
Name	Fiscal 2023 Equity Target Percentage of Base Salary	PSUs (1)	RSUs (2)
Lee D. Rudow	88%	3,482	3,483
Thomas Barbato	65%	1,417	1,417
Theresa A. Conroy	40%	633	633
Mark A. Doheny	65%	1,512	1,512
James M. Jenkins	60%	1,187	1,188

(1)

The shares underlying the PSUs will vest after three years subject to our achieving specific cumulative fully-diluted earnings per share (“EPS”) objectives over the eligible three-year period ending in fiscal 2025.

(2)	The shares underlying the RSUs will vest on March 28, 2025, subject to the terms of the award and continued employment through the vesting date.

Upon vesting, the holders of PSUs will receive a pro rata percentage based on a linear sliding scale of their respective award based on the pre-determined cumulative fully-diluted EPS thresholds:

•	Maximum cumulative fully-diluted EPS – 150%

•	Target cumulative fully-diluted EPS – 100%

•	Minimum cumulative fully-diluted EPS – 50%

Failure to achieve the minimum cumulative fully-diluted EPS will result in no shares becoming earned under the PSU awards.

The aggregate grant date fair value of the long-term equity incentive awards for our NEOs are reflected in the “Stock Awards” column of the 2023 Summary Compensation Table.

Retirement Benefits

We have established certain retirement benefits for our employees, including our NEOs, which we believe are consistent with our goals of enhancing long-term performance by our employees.

401(k) Plan. Our 401(k) Plan is a tax-qualified defined contribution plan pursuant to which all U.S. based employees, including our NEOs, are eligible to participate. All employees are able to contribute a portion of their annual salary to the plan on a before-tax basis, subject to limitations imposed by the Internal Revenue Service. We currently match 50% of the first 6% of pay that employees contribute to the plan. All participant contributions to the plan are immediately vested and all company matching contributions vest pro rata over a three-year period. The plan contains a discretionary deferred profit sharing component, which, if made, has the same three-year vesting schedule as is applicable to company matching contributions. The amount of company matching contributions under this plan for our NEOs is included in the “All Other Compensation” column of the 2023 Summary Compensation Table.

Non-Qualified Deferred Compensation. Our non-qualified deferred compensation plan allows our executive officers and directors to elect to defer designated percentages or amounts of their compensation. The plan also allows us to make discretionary contributions to the account of a plan participant, which are intended to provide the match that would have been made under our 401(k) Plan but for the limitations imposed on our 401(k) Plan under the Internal Revenue Code. None of our NEOs participate in this plan.

Post-Retirement Health Benefit Plan. The post-retirement health benefit plan for officers is a group health plan that provides benefits to eligible retired officers and their spouses. The original effective date of the plan was December 23, 2006. Three kinds of benefits are provided under the plan: (i) long-term care insurance coverage; (ii) medical and dental insurance coverage; and (iii) medical premium reimbursement benefits. Officers who retire from active employment with us on or after December 23, 2006 at age 55 or older with five or more years of qualifying service and who do not work in any full-time employment (30 hours or more per week) after retirement are eligible to participate in the plan. Qualifying service is described as the individual’s most recent period of continuous, uninterrupted employment with us on or after the individual reaches age 50. Service with a business acquired by us is not counted as qualifying service. As of October 2019, only those individuals who as of July 22, 2019 were “Retirees” as defined in the plan or who are listed on an exhibit to the plan are eligible to participate in the plan. No other individuals are eligible to participate in the plan. None of our NEOs, except Mr. Rudow, is eligible to participate in the plan.

2023 Summary Compensation Table

The following table shows certain information about the compensation of our NEOs for our three most recently completed fiscal years (if the individual was an NEO for that fiscal year).

Name and Principal Position	Fiscal Year	Salary (1) ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Lee D. Rudow President and Chief Executive Officer	2023 2022 2021	523,654 496,154 400,000	439,979 439,982 439,996	187,700 – –	272,357 396,930 240,000	20,444 20,419 10,698	1,444,134 1,353,485 1,090,694
Thomas Barbato Chief Financial Officer	2023	275,000	179,024	93,850	114,308	8,779	670,961
Theresa A. Conroy Senior Vice President, Human Resources	2023	200,000	79,973	37,540	87,116	7,544	412,173
Mark A. Doheny Chief Operating Officer	2023 2022 2021	301,346 284,625 137,500	191,026 178,758 238,437	122,005 – –	87,663 155,198 55,000	10,684 8,697 99,009	712,724 627,278 529,946
James M. Jenkins Chief Legal Officer, Corporate Development Officer and Corporate Secretary	2023 2022	252,808 250,000	150,029 149,993	65,695 –	139,553 159,591	11,268 9,056	619,353 568,640

(1)	The amounts shown in this column include cash compensation earned and paid during the applicable fiscal year.

(2)

The long-term equity incentive awards granted to our NEOs in fiscal 2023 and fiscal 2022 were granted half in RSUs and half in PSUs, based on the total fair market value of the awards. In fiscal 2021, the long-term equity incentive awards granted to our NEOs were only comprised of RSUs. The amounts in this column do not reflect the actual value realized by the recipient. The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (“ASC 718”) for RSUs granted during each fiscal year, except that no estimates for forfeitures have been included. A discussion of the assumptions used to calculate grant date fair value are set forth in Note 6 (Stock-Based Compensation) to the Consolidated Financial Statements in our annual report on Form 10-K for the fiscal year ended March 25, 2023. For fiscal 2023 and fiscal 2022, the amounts also include the value of the PSUs based on the target level of the performance as of the date of grant. If the highest level of performance is achieved, the value of the fiscal 2023 PSUs for Messrs. Rudow, Barbato, Doheny and Jenkins would be $329,937, $134,268, $143,270, and $112,474, respectively, and $59,980 for Ms. Conroy.

(3)	The amounts shown in this column reflect amounts earned during the applicable fiscal year under our annual performance-based cash incentive plan.

(4)

The amounts shown in this column reflect amounts paid by us in the applicable fiscal year to, or on behalf of, the NEO as Company matching contributions under our 401(k) Plan, executive life insurance premiums and excess long-term disability premiums, long-term care insurance premiums, reimbursements for relocation expenses, and financial planning services. The amounts in the All Other Compensation column for fiscal 2023 reflect the following:

	401(k) Plan Matches ($)	Insurance ($)	Long-term Care Insurance ($)	Financial Planning Services ($)
Lee D. Rudow	12,434	3,010	5,000	–
Thomas Barbato	7,933	846	–	–
Theresa A. Conroy	6,698	846	–	–
Mark A. Doheny	9,838	846	–	–
James M. Jenkins	6,922	846	–	3,500

Grants of Plan-Based Awards

The following table shows the plan-based awards granted during fiscal 2023 to each of our NEOs:

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock(3) ($)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Lee D. Rudow	Annual		104,940	318,000	636,000
	PSUs(4)	5/25/2022				1,741	3,482	5,223				219,958
	RSUs(5)	5/25/2022							3,483			220,021
	Options(6)	5/25/2022								10,000	63.17	187,700
Thomas Barbato	Annual		36,300	110,000	220,000
	PSUs(4)	5/25/2022				709	1,417	2,126				89,512
	RSUs(5)	5/25/2022							1,417			89,512
	Options(6)	5/25/2022								5,000	63.17	93,850
Theresa A. Conroy	Annual		23,100	70,000	140,000
	PSUs(4)	5/25/2022				317	633	950				39,987
	RSUs(5)	5/25/2022							633			39,987
	Options(6)	5/25/2022								2,000	63.17	37,540
Mark A. Doheny	Annual		40,030	121,300	242,600
	PSUs(4)	5/25/2022				756	1,512	2,268				95,513
	RSUs(5)	5/25/2022							1,512			95,513
	Options(6)	5/25/2022								6,500	63.17	122,005
James M. Jenkins	Annual		34,056	103,200	206,400
	PSUs(4)	5/25/2022				594	1,187	1,781				74,983
	RSUs(5)	5/25/2022							1,188			75,046
	Options(6)	5/25/2022								3,500	63.17	65,695

(1)	Amounts represent the threshold, target and maximum payout levels for fiscal 2023 under our annual performance-based cash incentive compensation plan.

(2)	The shares underlying the PSUs for all NEOs vest after three years subject to our achieving specific cumulative fully-diluted EPS objectives over the eligible three-year period.

(3)

Amounts represent the aggregate grant date fair value of awards pursuant to FASB ASC Topic 718, Compensation – Stock Compensation. Additional details on accounting for stock-based compensation can be found in Note 6 to our consolidated financial statements contained in our annual report on Form 10-K for fiscal 2023.

(4)

The PSUs have a three-year performance period (ending on March 28, 2025, the last day of our 2025 fiscal year) subject to our achieving specific cumulative fully-diluted EPS objectives over the eligible three-year period. The PSUs will vest subject to the performance achieved and continued employment through the vesting date, but may vest earlier upon the NEO’s death, disability, or termination without cause, including following a change in control of the Company, as described in “Potential Payments upon Termination or Change of Control” below.

(5)	Pursuant to the award agreements, these RSUs will vest on March 28, 2025, subject to the grantees’ continued service through each vesting date.

(6)	These options will vest on May 25, 2025, subject to the terms of the applicable award agreement.

Outstanding Equity Awards at March 25, 2023

The following table shows information about the number of unexercised stock options and the number and value of unvested restricted stock unit awards held by our NEOs at March 25, 2023.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Lee D. Rudow	–	10,000	63.17	5/25/2027
					16,248	(2)	1,410,164
					4,138	(3)	359,137
					3,483	(4)	302,290
								4,137	(6)	359,050
								3,482	(7)	302,203
Thomas Barbato	2,000	4,000	90.92	01/03/2027
	–	5,000	63.17	5/25/2027
					766	(3)	66,481
					1,417	(4)	122,981
								765	(6)	66,394
								1,417	(7)	122,981
Theresa A. Conroy	–	2,000	63.17	5/25/2027
					342	(3)	29,682
					633	(4)	54,938
								342	(6)	29,682
								633	(7)	54,938
Mark A. Doheny	–	6,500	63.17	5/25/2027
					3,000	(5)	260,370
					5,012	(2)	434,991
					1,681	(3)	145,894
					1,512	(4)	131,226
								1,681	(6)	145,894
								1,512	(7)	131,226
James M. Jenkins	–	3,500	63.17	5/25/2027
					4,379	(2)	380,053
					1,411	(3)	122,461
					1,188	(4)	103,107
								1,410	(6)	122,374
								1,187	(7)	103,020

(1)	Calculated using the closing price of a share of our common stock on March 24, 2023 (the last trading day of fiscal 2023) of $86.79.

(2)

These RSUs, which convert into common stock on a one-for-one basis, will vest on July 21, 2023, subject to the grantees’ continued service through each vesting date except as otherwise provided in the applicable award agreement.

(3)

These RSUs, which convert into common stock on a one-for-one basis, will vest on March 30, 2024, subject to the grantees’ continued service through each vesting date except as otherwise provided in the applicable award agreement.

(4)

These RSUs, which convert into common stock on a one-for-one basis, will vest on March 28, 2025, subject to the grantees’ continued service through each vesting date except as otherwise provided in the applicable award agreement.

(5)

These RSUs, which convert into common stock on a one-for-one basis, will vest on September 21, 2023, subject to the grantees’ continued service through each vesting date except as otherwise provided in the applicable award agreement.

(6)

These PSUs will vest after three years subject to the grantees’ continued service through each vesting date and our achieving specific cumulative fully-diluted EPS objectives over the three-year period ending on March 30, 2024.

(7)

These PSUs will vest after three years subject to the grantees’ continued service through each vesting date and our achieving specific cumulative fully-diluted EPS objectives over the three-year period ending on March 28, 2025.

Stock Vested in Fiscal 2023

The following table shows information regarding all stock awards held by our NEOs that vested during fiscal 2023. Other than as provided below, our NEOs did not have any outstanding stock options that vested during fiscal 2023.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Lee D. Rudow	7,676	484,893
Thomas Barbato	–	–
Theresa A. Conroy	–	–
Mark A. Doheny	–	–
James M. Jenkins	–	–

(1)

The value realized on vesting is equal to the number of shares vested multiplied by the closing price of a share of our common stock on the vesting date (or if such date falls on a weekend or public holiday, the closing price of a share of our common stock on the date immediately prior to the vesting date on which our shares traded).

Employment Agreements

During fiscal 2023, we were not a party to an employment agreement with any of our NEOs other than the change-in-control severance agreement with Mr. Rudow described below.

Potential Payments upon Termination or Change-in-Control

Change-in-Control Severance Agreement. On May 7, 2012, we entered into a change-in-control severance agreement with Mr. Rudow. This agreement requires a change in control of our company and a subsequent qualifying termination of the executive’s employment (often referred to as a “double trigger”) in order to trigger certain payments. The agreement is intended to promote continuity of leadership, maintain the focus of our executive officer on pursuing any corporate transaction that is in the best interests of our shareholders, and to retain services of our leadership by providing sufficient severance protection during a period of uncertainty.

A change in control occurs under Mr. Rudow’s change-in-control severance agreement upon the occurrence of any of the following events: (i) we merge with or are consolidated into another entity and less than fifty percent of the outstanding voting securities of the resulting entity are owned by our former shareholders; (ii) a majority of our directors before any tender offer, merger or other business combination, or sale or other disposition of assets do not constitute a majority of the Board after such transaction; (iii) a tender offer for over twenty-five percent of the combined voting power of our outstanding voting securities is made and consummated; (iv) any person or group acquires more than twenty-five percent of the combined voting power of our outstanding voting securities; or (v) we transfer substantially all of our assets to another corporation that is not a wholly-owned subsidiary of ours.

In the event of Mr. Rudow’s termination due to a change in control, as defined in the agreement, following the agreement for or announcement of a proposed change in control and within 24 months following the effective date of the change in control (the “CIC Period”), Mr. Rudow would be entitled to receive his full salary, bonus and benefits (to the extent that his continued participation is possible under the general terms and provisions of such plans and programs) as were in effect immediately preceding such change in control, for a period of 24 months following the effective date of his termination of employment. Pursuant to the agreement, in the event of voluntary termination or termination for certain reasons during the CIC Period, including death, total disability, normal retirement, willful misconduct, gross negligence, breach of duty, unfair competition, conviction of certain crimes, or conduct that disqualifies him from employment with the Company, Mr. Rudow would not be entitled to these amounts.

Incentive Plans. For awards granted under our 2021 Stock Incentive Plan, upon a change in control of our company, as defined in the plan, each of our NEOs would be entitled to equivalent replacement or substituted awards for each outstanding award at the time of the change in control. If these awards are not granted, our NEOs would be entitled to immediate vesting of all unvested stock options, stock appreciation rights, and restricted stock awards (with PSUs valued pro-rata assuming target performance). Additionally, if any NEO is terminated without cause or resigns for good reason within two years immediately following a change in control, our NEO would be entitled to immediate vesting of all awards, with all options and stock appreciation rights remaining exercisable for the shorter of 90 days following such termination or until the expiration of the award pursuant to its stated terms, unless otherwise provided for in the applicable award agreement.

For awards granted under our 2003 Stock Incentive Plan, as amended and restated, upon a change in control of our company, as defined in the plan, each of our NEOs would be entitled to immediate vesting of all unvested stock options and stock awards (with PSUs valued pro-rata assuming target performance).

Post-Retirement Plan. Also, as described above under “Post-Retirement Plan,” upon retirement at age 55 or older after five or more years of continuous service Mr. Rudow would be eligible to participate in the post-retirement health benefit plan for officers. As previously stated, as of October 2019, only those individuals who as of July 22, 2019 were “Retirees” as defined in the plan or who are listed on an exhibit to the plan are eligible to participate in the plan. No other individuals are eligible to participate in the plan.

Potential Payments Upon Termination or Change in Control

The following table estimates the amount of compensation payable to our NEOs in the event of termination of employment due to a change in control, assuming that such terminations were effective as of March 25, 2023, using the closing price of our common stock as of March 24, 2023 (the last trading day of our fiscal year) which was $86.79. Our NEOs are not eligible to receive potential payments upon termination due to voluntary separation, involuntary termination, death, or disability.

	Severance Payments ($)	Annual Performance- Based Cash Incentive Award ($)	Option Awards ($)	PSUs ($)	RSUs ($)	Other Benefits ($)	Total ($)
Lee D. Rudow	1,060,000	636,000	236,200	2,071,591	661,253	50,000	4,715,044
Thomas Barbato	–	–	118,100	189,463	189,463	–	497,026
Theresa A. Conroy	–	–	47,240	84,620	84,620	–	216,480
Mark A. Doheny	–	–	153,530	972,482	277,120	–	1,403,132
James M. Jenkins	–	–	82,670	605,621	225,394	–	913,685

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K included in this proxy statement. Based on this review and their discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for the Annual Meeting to be filed with the SEC, and also be incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended March 25, 2023.

Compensation Committee:

Craig D. Cairns (Chair)
Oksana S. Dominach
Richard J. Harrison

DIRECTOR COMPENSATION

Annual Retainers

For fiscal 2023, each of our non-employee directors was entitled to an annual cash retainer of $50,000. The Chairman was entitled to receive an additional $30,000 annual retainer, the chair of the Audit Committee, the chair of the Compensation Committee, and the chair of the Nominating and ESG Committee were each entitled to receive an additional $15,000 annual retainer. Each non-employee member of the Executive Committee was entitled to receive an additional $10,000 annual retainer.

In addition, each of our non-employee directors was entitled to an annual grant of restricted stock units valued at $50,000 that vest after one year. On September 7, 2022, the date of our 2022 annual meeting of shareholders, directors received restricted stock units for 677 shares of our common stock with one-year vesting terms. The next restricted stock unit grant is expected to be made to directors on September 6, 2023, the date of the 2023 annual meeting.

Our non-employee directors are reimbursed for travel and other related expenses incurred in the performance of their duties.

Equity Compensation for Newly-Elected Non-Employee Directors

Newly-elected non-employee directors are eligible to receive a stock option grant of 10,000 shares of common stock pursuant to the 2021 Stock Incentive Plan that vests ratably over five years and has a ten-year term.

Stock Ownership Objective

In order to more closely align the interests of our non-employee directors with the interests of our shareholders, the Compensation Committee has adopted a minimum stock ownership objective that requires our directors to work towards acquiring and maintaining a specific level of equity ownership interest in our common stock within a specified time frame. During fiscal 2023, the stock ownership objective for non-employee directors was common stock valued at 3.0 times their annual cash retainer.

We expect new non-employee directors to be in compliance with this stock ownership requirement within five years from the date of their election to the Board. The Compensation Committee monitors the progress made by new non-employee directors in achieving their stock ownership objective.

As of the end of fiscal 2023, each of our then serving non-employee directors was in compliance with our stock ownership objective except Mr. Kaniki and Ms. Langston, who were each elected to our Board within the last five years and are not yet expected to be in compliance with their stock ownership requirement.

Fiscal 2023 Director Compensation Table

The table below shows information about the compensation of our non-employee directors for their service during fiscal 2023.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Total ($)
Craig D. Cairns	61,250	50,000	—	111,250
Oksana S. Dominach	61,250	50,000	—	111,250
Charles P. Hadeed	63,750	50,000	—	113,750
Richard J. Harrison	60,000	50,000	—	110,000
Gary J. Haseley	90,000	50,000	—	140,000
Mbago M. Kaniki	57,500	50,000	—	107,500
Cynthia Langston	42,500	50,000	304,900	397,400
Paul D. Moore	51,250	50,000	—	101,250

(1)	The amounts shown include the annual cash board retainer and committee retainers earned by the directors during fiscal 2023.

(2)

Includes the aggregate grant date fair value of the restricted stock units granted during fiscal 2023 as computed in accordance with ASC 718. For each director, the number of units granted was determined by dividing $50,000, the grant date value of the award, by $73.80, the closing price of our common stock on September 6, 2022, the day before the date of grant.

(3)	The table below presents the aggregate number of outstanding stock options for each of our non-employee directors as of March 25, 2023:

Name	Number of Shares Underlying Unexercised Options
Craig D. Cairns	10,000
Oksana S. Dominach	10,000
Charles P. Hadeed	–
Richard J. Harrison	–
Gary J. Haseley	–
Mbago M. Kaniki	10,000
Cynthia Langston	10,000
Paul D. Moore	–

CEO PAY RATIO

For fiscal 2023, the annual total compensation of our Chief Executive Officer, as set forth in the Summary Compensation Table, was $1,444,134, and the annual total compensation of our median employee, other than the Chief Executive Officer, was $53,444. The ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee is 27 to 1 (the “pay ratio”).

We determined our median employee as of the last day of fiscal 2023, the same date that we use for determining the compensation of our Chief Executive Officer under the SEC executive compensation disclosure rules. For purposes of identifying our median employee, we used Form W-2 wages (and the equivalent amounts for our non-U.S. employees) as our consistently applied compensation measure. We do not make cost of living adjustments for the compensation of employees based outside of the U.S. We convert the compensation paid to non-U.S. employees in local currency to U.S. dollars using the applicable exchange rate in effect as of the determination date.

Once we identify our median employee, we calculate their compensation under the Summary Compensation Table rules in a manner that is consistent with the calculation of our Chief Executive Officer’s compensation, without any adjustments or estimates. In this manner, the compensation of our Chief Executive Officer in the Summary Compensation Table matches the compensation that we use for our median employee for purposes of the Chief Executive Officer pay ratio. The SEC requirements for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us.

PAY VERSUS PERFORMANCE

The following table sets forth the compensation for our principal executive officer (the “PEO”) and the average compensation for our other NEOs (“non-PEO NEOs”), both as reported in the Summary Compensation Table in this proxy statement and with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under the SEC’s pay versus performance disclosure rules, for each of fiscal 2023, fiscal 2022 and fiscal 2021. For further information concerning our pay-for-performance philosophy and how we align executive compensation with our financial performance, refer to the Compensation Discussion and Analysis in this proxy statement.

Fiscal Year	Summary Compensation Table Total for PEO(1)	Compensation “Actually Paid” to PEO(2)	Average Summary Compensation Table Total for non-PEO NEOs(3)	Average Compensation “Actually Paid” to non- PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Income(7) (in thousands)	Company Selected Measure: Adjusted EBITDA(8) (in thousands)
					Company TSR(5)	Peer Group TSR(6)
2023	$1,444,134	$1,422,311	$603,803	$600,973	$337.32	$174.48	$10,688	$30,421
2022	$1,353,485	$1,512,100	$597,959	$498,629	$306.19	$195.02	$11,380	$26,307
2021	$1,090,694	$2,355,064	$441,760	$515,091	$185.21	$165.93	$7,791	$20,575

(1)	Reflects compensation for Lee D. Rudow, our Chief Executive Officer, for fiscal 2023, fiscal 2022 and fiscal 2021 as reported in the Summary Compensation Table for the applicable year.

(2)

The dollar amounts reported in this column represent the amount of “compensation actually paid,” or CAP, to the PEO in fiscal 2023, fiscal 2022 and fiscal 2021, as computed in accordance with the SEC’s pay versus performance disclosure rules. The dollar amounts do not necessarily reflect the actual amount of compensation earned by or paid to the PEO during the applicable fiscal year. The following table provides additional information as to the amounts deducted from and added to the Summary Compensation Table Total for the PEO pursuant to the SEC’s rules to determine CAP to the PEO:

	PEO
	Fiscal 2023	Fiscal 2022	Fiscal 2021
Summary Compensation Table Total for PEO	$1,444,134	$1,353,485	$1,090,694
Adjustments for stock awards and option awards
(Deduct): Aggregate value for stock awards and option awards included in Summary Compensation Table Total for the covered fiscal year	$(627,679)	$(439,982)	$(439,996)
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	$400,713	$174,106	$423,910
Add (Deduct): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	$308,499	$538,834	$900,571
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	-	-	-
Add (Deduct): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	$(84,743)	$147,147	$379,885
(Deduct): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	$(18,613)	$(261,490)	-
Add: Change in incremental fair value of awards modified during the covered fiscal year	-	-	-
Add: Dividends or other earnings paid on awards in the covered fiscal year prior to vesting if not otherwise included in the Summary Compensation Table Total for the covered fiscal year	-	-	-
Compensation “Actually Paid” to PEO	$1,422,311	$1,512,100	$2,355,064

(3)

Reflects the average compensation for the non-PEO NEOs in each respective year based on compensation amounts reported in the Summary Compensation Table for the applicable year. The non-PEO NEOs for fiscal 2023 are Thomas Barbato, Theresa A. Conroy, Mark A. Doheny and James M. Jenkins. The non-PEO NEOs for fiscal 2022 were Mark A. Doheny and James M. Jenkins. The non-PEO NEOs for fiscal 2021 were Mark A. Doheny, Michael W. West, and Michael J. Tschiderer.

(4)

The dollar amounts reported in this column represent the average amount of CAP to the non-PEO NEOs in fiscal 2023, fiscal 2022 and fiscal 2021, as computed in accordance with the SEC’s pay versus performance disclosure rules. The dollar amounts do not necessarily reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs during the applicable fiscal year. The following table provides additional information as to the amounts deducted from and added to the Average Summary Compensation Table Total for non-PEO NEOs pursuant to the SEC’s rules to determine Average CAP to non-PEO NEOs:

	Other non-PEO NEOs (Average)
	Fiscal 2023	Fiscal 2022	Fiscal 2021
Summary Compensation Table Total for non-PEO NEOs	$603,803	$597,959	$441,760
Adjustments for stock awards and option awards
(Deduct): Aggregate value for stock awards and option awards included in Summary Compensation Table Total for the covered fiscal year	$(229,786)	$(164,376)	$(150,825)
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	$156,477	$65,045	$35,326
Add (Deduct): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	$70,479	-	$75,143
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	-	-	$34,680
Add (Deduct): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	-	-	$79,008
(Deduct): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	-	-	-
Add: Change in incremental fair value of awards modified during the covered fiscal year	-	-	-
Add: Dividends or other earnings paid on awards in the covered fiscal year prior to vesting if not otherwise included in the Summary Compensation Table Total for the covered fiscal year	-	-	-
Compensation “Actually Paid” to non-PEO NEOs	$600,973	$498,629	$515,091

(5)

Total Shareholder Return, or TSR, reflects the cumulative return of a $100 investment from the beginning of fiscal 2021 through the end of each of the fiscal years in the table, calculated in accordance with Item 201(e) of Regulation S-K.

(6)	The index used for this purpose is the S&P 1500 Life Sciences Tools & Services Industry Index.

(7)	Reflects Net Income as reported in the Company’s Consolidated Statements of Operations and Comprehensive Income included in the Company’s annual report on Form 10-K for the respective fiscal year.

(8)

Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, non-cash stock compensation expense, acquisition related transaction expenses, non-cash loss on sale of building, and restructuring expense) is a non-GAAP measure. Refer to Appendix A of this proxy statement for our definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to the most directly comparable U.S. GAAP measure.

Financial Performance Measures

As discussed in the Compensation Discussion and Analysis, our executive compensation program and compensation decisions reflect the guiding principle of aligning long-term performance with shareholder interests. The metrics used within our incentive plans are selected to support these objectives. The following lists the most important financial performance measures used by the Company during the most recently completed fiscal year. These measures are not listed in order of importance.

●	Adjusted EBITDA

●	Service Segment Gross Profit

●	Cumulative Fully-Diluted EPS

Non-Financial Performance Measure

As discussed in the Compensation Discussion and Analysis, the Board’s assessment of corporate performance was also considered in setting pay-for-performance compensation for fiscal 2023.

Analysis of the Information Presented in the Pay Versus Performance Table

In accordance with Item 402(v) of Regulation S-K, the Company is providing the following graphs with respect to the relationships between information presented in the Pay Versus Performance table.

CAP and TSR

As demonstrated by the following graph, the amount of compensation actually paid to Mr. Rudow and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Rudow) is aligned with the Company’s cumulative TSR over the three years presented in the table. The table also compares the Company’s cumulative TSR to the TSR of our peer group. The alignment of CAP with the Company’s cumulative TSR over the period presented is because a significant portion of the compensation actually paid to our NEOs is comprised of equity awards. As described in more detail in the section “Compensation Discussion and Analysis – Elements of Executive Compensation,” the Company’s executive compensation program is primarily performance-based, for both short-term incentives (annual cash bonuses) and long-term incentives (equity awards).

CAP and Net Income

The amount of compensation actually paid to Mr. Rudow and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Rudow) is compared to the Company’s net income over the last three completed fiscal years presented in the following table.

CAP and Adjusted EBITDA

As demonstrated by the following table, the amount of compensation actually paid to Mr. Rudow and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Rudow) is generally aligned with the Company’s Adjusted EBITDA over the three years presented in the table. As described in more detail in the section “Compensation Discussion and Analysis – Elements of Executive Compensation,” the Company uses Adjusted EBITDA as one of the base corporate objectives to determine awards of performance-based cash incentive compensation. Refer to Appendix A of this proxy statement for our definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to the most directly comparable U.S. GAAP measure.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below presents certain information as of July 12, 2023 about the persons known by us to be the record or beneficial owner of more than 5% of our common stock. Percentages are based on 7,682,617 shares issued and outstanding.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Alger Associates, Inc. 100 Pearl Street, 27th Floor New York, NY 10004	781,450	(1)	10.2%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	455,452	(2)	5.9%
Broadcrest, L.P. and Broadcrest Asset Management, LLC 558 West New England Avenue, Suite 250 Winter Park, FL 32789	490,000	(3)	6.4%
Champlain Investment Partners, LLC 180 Battery St. Burlington, VT 05401	382,120	(4)	5.0%
Conestoga Capital Advisors LLC and Conestoga Small Cap Fund 550 E. Swedesford Rd. Suite 120 Wayne, PA 19087	764,540	(5)	10.0%
Neuberger Berman Group LLC, et al. 1290 Avenue of the Americas New York, NY 10104	842,398	(6)	11.0%

(1)

This information is based on an amendment to Schedule 13G filed with the SEC on June 12, 2023 by Alger Associates, Inc. which reports sole voting power with respect to 571,158 shares and sole dispositive power with respect to 781,450 shares. Alger Associates, Inc. reports that the shares are beneficially owned by one or more open-end investment companies or other managed accounts that are investment management clients of Fred Alger Management, LLC (“FAM”), a registered investment adviser, and Weatherbie Capital, LLC (“WC”), a registered investment adviser. WC is a 100% owned subsidiary of Alger-Weatherbie Holdings, LLC (“AWH”), a holding company. Each of FAM and AWH is a 100% owned subsidiary of Alger Group Holdings, LLC (“AGH”), a holding company. AGH is a 100% owned subsidiary of Alger Associates, Inc., a holding company.

(2)

This information is based on an amendment to Schedule 13G filed with the SEC on February 1, 2023 by BlackRock, Inc. (“BlackRock”) with respect to shares beneficially owned by it and certain of its subsidiaries. BlackRock reports sole voting power with respect to 447,744 shares and sole dispositive power with respect to 455,452 shares.

(3)

This information is based on a Schedule 13G filed with the SEC on February 8, 2023 by Broadcrest, L.P. and Broadcrest Asset Management, LLC which report shared voting and shared dispositive power with respect to these shares.

(4)

This information is based on a Schedule 13G filed with the SEC on February 13, 2023 by Champlain Investment Partners, LLC which reports sole voting power with respect to 293,490 shares and sole dispositive power with respect to 382,120 shares.

(5)

This information is based on an amendment to Schedule 13G filed with the SEC on January 19, 2023 by Conestoga Capital Advisors LLC, an investment company, and Conestoga Small Cap Fund. Conestoga Capital Advisors LLC reports sole voting power with respect to 726,827 shares and sole dispositive power with respect to 764,540 shares and Conestoga Small Cap Fund reports sole voting and dispositive power with respect to 483,824 shares.

(6)

This information is based on an amendment to Schedule 13G filed with the SEC on February 10, 2023 by Neuberger Berman Group LLC, Neuberger Berman Investment Advisers LLC, Neuberger Berman Equity Funds and Neuberger Berman Genesis Fund. Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC report shared voting power with respect to 825,757 shares and shared dispositive power with respect to 842,398 shares. Neuberger Berman Equity Funds and Neuberger Berman Genesis Fund report shared voting and shared dispositive power with respect to 486,244 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The table below presents certain information as of July 12, 2023 about shares of our common stock held by (i) each of our directors and director nominees; (ii) each of our “named executive officers” (as defined under the heading “Compensation Discussion and Analysis”); and (iii) all of our directors, director nominees and executive officers (including our former chief financial officer) as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Percent of Class (1)
Directors and Director Nominees (other than Lee D. Rudow)
Craig D. Cairns	7,843	(2)	—
Oksana S. Dominach	9,186	(3)	—
Christopher P. Gillette (4)	0		—
Charles P. Hadeed	29,191	(5)	—
Richard J. Harrison	20,993	(5)	—
Gary J. Haseley	39,142	(6)	—
Mbago M. Kaniki	5,433	(2)	—
Cynthia Langston	2,677	(7)	—
Paul D. Moore	48,680	(5)	—
Named Executive Officers
Lee D. Rudow (8)	146,626	(9)	1.9%
Thomas Barbato	2,000	(10)	—
Theresa A. Conroy	44		—
Mark A. Doheny	5,262	(11)	—
James M. Jenkins	9,334	(12)	—
All directors, director nominees and executive officers as a group (14 persons)	326,411	(13)	4.2%

(1)

The amounts reported by such persons are as of July 12, 2023, with percentages based on 7,682,617 shares issued and outstanding except where the person has the right to receive shares within the next 60 days (as indicated in the other footnotes to this table), which would increase the number of shares owned by such person and the number of shares outstanding. Under the rules of the SEC, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by the exercise of options or the vesting of restricted stock units. Shares that may be acquired within 60 days by the exercise of options and vesting of restricted stock units are referred to in the footnotes to this table as “presently exercisable options” and restricted stock units, respectively. Unless otherwise indicated in the other footnotes to this table, each shareholder named in the table has sole voting and sole investment power with respect to all of the shares shown as owned by the shareholder. We have omitted percentages of less than 1% from the table.

(2)	Includes presently exercisable options to purchase 4,000 shares and 677 restricted stock units.

(3)	Includes presently exercisable options to purchase 6,000 shares and 677 restricted stock units.

(4)	Mr. Gillette is a director nominee.

(5)	Includes 677 restricted stock units.

(6)	Includes 1,200 shares held by Haseley family trusts and 677 restricted stock units.

(7)	Includes presently exercisable options to purchase 2,000 shares and 677 restricted stock units.

(8)	Mr. Rudow is also a director.

(9)	Includes 16,248 restricted stock units.

(10)	Includes presently exercisable options to purchase 2,000 shares.

(11)	Includes 5,012 restricted stock units.

(12)	Includes 1,000 shares held by the spouse of Mr. Jenkins and 4,379 restricted stock units.

(13)	Includes presently exercisable options to purchase 18,000 shares and 31,055 restricted stock units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Our board of directors has adopted a written policy for transactions with related persons. Pursuant to the policy, the Audit Committee reviews and, when appropriate, approves any relationships or transactions in which our company and our directors and executive officers or their immediate family members are participants. Existing related person transactions, if any, are reviewed at least annually by the Audit Committee. Any director with an interest in a related person transaction is expected to recuse him or herself from any consideration of the matter.

During its review of such relationships and transactions, the Audit Committee considers (i) the nature of the related person’s interest in the transaction; (ii) the material terms of the transaction, including the amount and type of transaction; (iii) the importance of the transaction to the related person and to our company; (iv) whether the transaction would impair the judgment of a director or executive officer to act in the best interest of our company; and (v) any other matters the committee deems appropriate.

In addition, to the extent that the transaction involves an independent director, consideration is also given, as applicable, to the listing standards of the Nasdaq Stock Market and other relevant rules related to independence.

There were no reportable related person transactions during fiscal 2023.

SHAREHOLDER NOMINATIONS AND PROPOSALS FOR THE 2024 ANNUAL MEETING

Proposals Submitted for Inclusion in our Proxy Materials

We will include shareholder proposals that comply with Rule 14a-8 under the Exchange Act, in our proxy materials for the 2024 annual meeting of shareholders. Among other things, Rule 14a-8 requires that we receive such proposals no later than 120 days prior to the one-year anniversary of this proxy statement. Thus, for the 2024 annual meeting of shareholders, we must receive shareholder proposals submitted for inclusion in our proxy materials no later than March 22, 2024. Shareholder proposals submitted for inclusion in our proxy materials should be mailed to the following address: Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary.

Proposals Not Submitted for Inclusion in our Proxy Materials

Shareholder proposals that are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, as described above, may be brought before the 2024 annual meeting of shareholders in accordance with Rule 14a-4(c) under the Exchange Act. Pursuant to Rule 14a-4(c), we must receive these proposals no later than 45 days prior to the one-year anniversary of this proxy statement. Thus, for the 2024 annual meeting of shareholders, we must receive shareholder proposals that are not submitted for inclusion in our proxy materials no later than June 5, 2024. In accordance with Rules 14a-4(c) and 14a-8, we will not permit shareholder proposals that do not comply with the foregoing notice requirement to be brought before the 2024 annual meeting of shareholders. Shareholder proposals that are not submitted for inclusion in our proxy statement should be mailed to the following address: Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary.

In addition to satisfying the advance notice requirements under Rule 14a-8 of the Securities Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than July 8, 2024. Notice should be mailed to the following address: Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary.

OTHER MATTERS

As of the date of this proxy statement, the Board does not know of any other matters that are to be presented for action at the Annual Meeting. Should any other matter come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to the matter in accordance with their judgment.

By Order of the Board of Directors

James M. Jenkins
Chief Legal Officer, Corporate Development Officer and Corporate Secretary

Rochester, New York
July 20, 2023

We will make available at no cost, upon your written request, a copy of our annual report on Form 10-K for the fiscal year ended March 25, 2023 (without exhibits) as filed with the Securities and Exchange Commission.  Copies of exhibits to our Form 10-K will be made available, upon your written request and payment to us of the reasonable costs of reproduction and mailing, if any.  Written requests should be made to: Corporate Secretary, Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624.

APPENDIX A

Adjusted EBITDA Reconciliation

In addition to reporting net income, a U.S. generally accepted accounting (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, non-cash stock compensation expense, acquisition related transaction expenses, non-cash loss on sale of building, and restructuring expense), which is a non-GAAP measure. Our management believes Adjusted EBITDA is an important measure of our operating performance because it allows management, investors and others to evaluate and compare the performance of our core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes, stock-based compensation expense and other items, which is not always commensurate with the reporting period in which it is included. As such, our management uses Adjusted EBITDA as a measure of performance when evaluating our business segments and as a basis for planning and forecasting. Adjusted EBITDA is also commonly used by rating agencies, lenders and other parties to evaluate our credit worthiness.

Adjusted EBITDA is not a measure of financial performance under GAAP and is not calculated through the application of GAAP. As such, it should not be considered as a substitute or alternative for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

	Fiscal Year Ended
	March 25,	March 26,	March 27,
	2023	2022	2021
Net Income	$10,688	$11,380	$7,791
+ Interest Expense	2,417	810	850
+ Other Expense	344	143	241
+ Tax Provision	2,799	1,810	2,191
Operating Income	16,248	14,143	11,073
+ Depreciation & Amortization	10,955	9,077	7,580
+ Restructuring Expense	-	-	650
+ Transaction Expense	185	902	-
+ Other Expense	(344)	(143)	(241)
+ Noncash Stock Compensation	3,377	2,328	1,513
Adjusted EBITDA	$30,421	$26,307	$20,575

SCAN TO
VIEW MATERIALS & VOTE

TRANSCAT, INC.
35 VANTAGE POINT DRIVE
ROCHESTER, NY 14624

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on Tuesday, September 5, 2023 (the day before the meeting). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TRNS2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on Tuesday, September 5, 2023 (the day before the meeting). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V18166-P94710 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRANSCAT, INC.

The Board of Directors recommends you vote FOR the three nominees listed.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Christopher P. Gillette
02) Gary J. Haseley
03) Mbago M. Kaniki

The Board of Directors recommends you vote FOR Proposals 2 and 3.

NOTE: In their discretion, and in accordance with applicable law, the proxies are authorized to vote upon such other matters that may properly come before the meeting and any adjournment or postponement of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V18167-P94710

TRANSCAT, INC.
Annual Meeting of Shareholders
September 6, 2023 12:00 PM (Eastern Time)
This proxy is solicited on behalf of our Board of Directors and each matter to be voted on at the Annual Meeting has been proposed by our Board of Directors.

The undersigned appoints Gary J. Haseley and Paul D. Moore, and each of them, as proxies for the undersigned, with full power of substitution, to vote all shares of common stock of TRANSCAT, INC. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/TRNS2023 at 12:00 PM (Eastern Time) on Wednesday, September 6, 2023, and at any adjournment of the meeting.

- This proxy will be voted as specified by you and it revokes any prior proxy given by you.
- **Unless you withhold authority to vote for one or more of the nominees according to the instructions on the reverse side of this proxy, your signed proxy will be voted FOR the election of the three director nominees listed on the reverse side of this proxy and described in the accompanying Proxy Statement.**
- **Unless you specify otherwise, your signed proxy will be voted FOR Proposals 2 and 3 listed on the reverse side of this proxy and described in the accompanying Proxy Statement.**
- You acknowledge receipt with this proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated July 20, 2023, describing more fully the proposals listed in this proxy.

Continued and to be signed on reverse side